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The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated March 30, 2012

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-180051

Preliminary Prospectus Supplement

(To Prospectus dated March 12, 2012)

FIBRIA CELULOSE S.A.

86,000,000 Common Shares

Including Common Shares in the Form of American Depositary Shares

         We are selling 86,000,000 of our common shares in a global offering, which consists of an international offering in the United States and other countries outside Brazil and a concurrent offering in Brazil. These common shares may be offered directly or in the form of American Depositary Shares, or ADSs, each of which represents one common share. The closings of the international and Brazilian offerings are conditioned upon each other.

         Holders of our common shares will be given the opportunity to subscribe to purchase our common shares in the Brazilian offering on a priority basis at the public offering price to the extent necessary to preserve their ownership interest in us as of April 16, 2012. This priority subscription procedure will not be made available to holders of our ADSs. See "The Offering-Pro rata subscription rights." Votorantim Industrial S.A., or VID, and BNDES Participações S.A., or BNDESPar, our largest shareholders, have indicated to us that they intend to exercise their priority rights in the Brazilian offering. The number of common shares available for sale in this global offering will be reduced to the extent that existing holders of our common shares subscribe on the priority basis for common shares.

         Our ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol "FBR." The closing price of the ADSs on the NYSE on March 28, 2012 was US$8.03 per ADS. Our common shares are listed on the Novo Mercado listing segment of the São Paulo Stock Exchange (BM&FBOVESPA S.A.—Bolsa de Valores Mercadorias e Futuros), or the BM&FBOVESPA, under the symbol "FIBR3."

	Per ADS	Per share	Total(1)
Public offering price	US$	R$	US$
Underwriting discounts and commission(2)	US$	R$	US$
Proceeds to us before expenses	US$	R$	US$

(1)
Amounts in reais have been translated into U.S. dollars at the selling exchange rate reported by the Central Bank as of April     , 2012, or R$            to U.S.$1.00.
(2)
Underwriting discounts and commission are not applied to common shares sold to VID and BNDESPar in the priority offering.

         Merrill Lynch, Pierce, Fenner & Smith Incorporated, upon notice to Itau BBA USA Securities, Inc., has an option to purchase, on behalf of the international underwriters, up to 5,191,185 additional common shares in the form of ADSs from us, minus the number of common shares sold pursuant to the Brazilian underwriters' over-allotment option referred to below, to cover over-allotments of ADSs, if any. Bank of America Merrill Lynch Banco Múltiplo S.A. has, upon notice to Banco Itaú BBA S.A., an option to purchase up to 5,191,185 additional common shares from us, minus the number of common shares in the form of ADSs sold by us pursuant to the over-allotment option granted to Merrill Lynch, Pierce, Fenner & Smith Incorporated, to cover over-allotments of common shares, if any. The over-allotment options of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America Merrill Lynch Banco Múltiplo S.A. may be exercised so long as, on the date of this prospectus supplement, the Brazilian underwriters and the international underwriters agree to over-allot common shares or ADSs.

         Investing in our common shares and ADSs involves risks. See "Risk Factors" on page 6 of our annual report on Form 20-F for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement, to read the discussion of material risks you should consider before investing in our common shares or ADSs.

         Delivery of the ADSs will be made through the facilities of The Depository Trust Company, or DTC, on or about April     , 2012. Delivery of our common shares will be made in Brazil through the book-entry facilities of the BM&FBOVESPA on or about April     , 2012.

         Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch	Itaú BBA

BB Investimentos	BTG Pactual	Deutsche Bank Securities	Santander

The date of this Prospectus Supplement is April     , 2012

        You should rely only on the information incorporated by reference or provided in this prospectus supplement and in the accompanying prospectus. We have not authorized anyone to provide you with information that is different from, or additional to, that contained in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus is an offer to sell or to buy only the securities referred to herein and may only be used under circumstances and in jurisdictions where it is lawful to offer and sell our common shares or the ADSs. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

S-i

 ABOUT THIS PROSPECTUS SUPPLEMENT

        In this prospectus supplement, unless the context otherwise requires, all references to "Fibria," "our company," "we," "our," "ours," "us" or similar terms refer to Fibria Celulose S.A. and its consolidated subsidiaries and jointly controlled companies.

        This prospectus supplement and the accompanying prospectus are being used in connection with the offering of common shares, including common shares in the form of ADSs, in the United States and other countries outside Brazil. We are also offering common shares in Brazil by means of a Brazilian prospectus and accompanying reference form (formulário de referência) in the Portuguese language, or the Brazilian offering documents. The Brazilian prospectus and accompanying reference form, which have been filed with the Brazilian National Association of Financial and Capital Markets Entities (Associação Brasileira das Entidades dos Mercados Financeiro e de Capital), or ANBIMA, and the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM, are in a format different from that of this prospectus supplement and the accompanying prospectus, and contain information not generally included in documents such as this prospectus supplement and the accompanying prospectus. This offering of common shares, including common shares in the form of ADSs, is made in the United States and elsewhere outside Brazil solely on the basis of the information contained in this prospectus supplement and the accompanying prospectus. You should not rely on the Brazilian offering documents in making an investment decision in relation to our common shares and ADSs.

        Any investors outside Brazil purchasing common shares directly (not in the form of ADSs) must be authorized to invest in Brazilian securities under the requirements established by Brazilian law, especially by the Brazilian National Monetary Council (Conselho Monetário Nacional), or the CMN, the CVM and the Central Bank, complying with the requirements set forth in Instruction No. 325, dated January 27, 2000, of the CVM, as amended, and Resolution No. 2,689, dated January 22, 2000, as amended, of the CMN and Law No. 4,131 of September 3, 1962, as amended. No offer or sale of ADSs may be made to the public in Brazil except in circumstances that do not constitute a public offer or distribution under Brazilian laws and regulations. Any offer or sale of ADSs in Brazil to non-Brazilian residents may be made only under circumstances that do not constitute a public offer or distribution under Brazilian laws and regulations.

        The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

        To the extent there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus or any document incorporated by reference herein or therein, you should rely on the information in this prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

        The information in this prospectus supplement is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus supplement is accurate as of any other date.

S-ii

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The U.S. Securities and Exchange Commission, or the SEC, allows us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed by us separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information that is included directly in this prospectus supplement or incorporated by reference subsequent to the date of this prospectus supplement.

        We incorporate by reference into this prospectus supplement the following documents listed below, which we have already filed with or furnished to the SEC:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2011, filed with the SEC on February 29, 2012 (File No. 001-15018), which we refer to as our 2011 annual report;

  •
  our report on Form 6-K furnished to the SEC on March 30, 2012 (File No. 001-15018);

  •
  any future annual reports on Form 20-F that we file with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus; and

  •
  any future reports on Form 6-K that we submit to the SEC after the date of this prospectus supplement that are identified in such reports as being incorporated by reference in this prospectus.

        We will provide without charge to each person to whom this prospectus supplement has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:

Fibria Celulose S.A.
Attn: Investor Relations Department
Alameda Santos, 1357—6th floor
01419-908, São Paulo, SP
Brazil
Telephone +55 11 2138-4565.

S-iii

 PRESENTATION OF FINANCIAL AND OTHER INFORMATION

        All references herein to the "real," "reais" or "R$" are to the Brazilian real, the official currency of Brazil. All references to "U.S. dollars," "dollars" or "U.S.$" are to United States dollars.

        We maintain our books and records in reais. Our consolidated financial statements as of December 31, 2011 and 2010, and for each of the three years ended December 31, 2011, which are incorporated by reference in this prospectus supplement by reference to our 2011 annual report, have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB, and have been audited, as stated in the report appearing in our 2011 annual report. The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying our accounting policies. Those areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 3 to our consolidated financial statements.

        The financial information of our company included in this prospectus supplement and the accompanying prospectus should be read in conjunction with, and is qualified in its entirety by, our consolidated financial statements and "Item 5. Operating and Financial Review and Prospects" in our 2011 annual report.

Market Information

        We make statements in this prospectus supplement and the accompanying prospectus about our competitive position and market share in, and the market size of, the pulp and paper industry. We have made these statements on the basis of statistics and other information from third-party sources that we believe are reliable. We derive this third-party information principally from reports published by Bracelpa—Associação Brasileira de Celulose e Papel (the Brazilian Association of Pulp and Paper), as well as by RISI (Resource Information Systems Inc.), the PPPC (Pulp and Paper Product Council), and Hawkins Wright, which are specialized consultants in the pulp market. Although we have no reason to believe that any of this information or these reports are inaccurate in any material respect, we have not independently verified the competitive position, market share, market size or market growth data provided by third parties or by industry or general publications.

Rounding and Other Information

        Some percentages and certain figures included in this prospectus supplement have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables in this prospectus supplement may not be an arithmetic aggregation of the figures that precede them.

        As used in this prospectus supplement:

  •
  "installed capacity" means the annual projected capacity for a particular facility (excluding the portion that is not attributable to our participation in a facility owned by a joint venture), calculated assuming operations for 24 hours each day of a year and deducting scheduled downtime for regular maintenance;

  •
  "ton" means a metric ton, which is equal to 1,000 kilograms or 2,204.62 pounds;

  •
  "hectare" means 10,000 square meters;

  •
  references to "Brazil" are to the Federative Republic of Brazil; and

  •
  the phrase "Brazilian government" refers to the federal government of Brazil.

S-iv

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain forward-looking statements related to our plans, expectations regarding future events, business strategies and prospects that are subject to risks and uncertainties. These forward-looking statements are set forth under "Item 3. Key Information—Risk Factors," "Item 4. Information on Fibria" and "Item 5. Operating and Financial Review and Prospects" in our 2011 annual report, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. Some of the matters discussed concerning our business operations and financial performance include forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, or the Securities Act, and the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act.

        We have based these forward-looking statements largely on our current expectations and estimates about future events and financial trends, which affect or may affect our business and results of operations. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us. It is possible that our future performance may differ materially from our current assessments due to a number of factors, including the following:

  •
  our direction and future operation;

  •
  the implementation of our principal operating strategies; including our potential participation in acquisition or joint venture transactions or other investment opportunities;

  •
  general economic, political and business conditions, both in Brazil and in our principal export markets;

  •
  industry trends and the general level of demand for, and change in the market prices of our products;

  •
  existing and future governmental regulation, including tax, labor, pension and environmental laws and regulations and import tariffs in Brazil and in other markets in which we operate or to which we export our products;

  •
  the competitive nature of the industries in which we operate;

  •
  our level of capitalization, including the levels of our indebtedness and overall leverage;

  •
  the cost and availability of financing;

  •
  our compliance with the covenants contained in the instruments governing our indebtedness;

  •
  the implementation of our financing strategy and capital expenditure plans;

  •
  inflation and fluctuations in currency exchange rates, including the Brazilian real and the U.S. Dollar;

  •
  legal and administrative proceedings to which we are or may become a party;

  •
  the volatility of the prices of the raw materials we sell or purchase to use in our business;

  •
  other statements included or incorporated in this prospectus supplement and the accompanying prospectus that are not historical; and

  •
  risk factors discussed under "Item 3D. Key Information—Risk Factors" of our 2011 annual report, which is incorporated by reference herein.

        The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and we undertake no obligation

S-v

to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus supplement and the accompanying prospectus might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, inclusive of, but not limited to, the factors mentioned above. As a result of these risks and uncertainties, investors should not base their decisions to invest in this offering on these estimates or forward-looking statements.

S-vi

SUMMARY

        This summary highlights selected information about us and the common shares and ADSs that we are offering. It may not contain all of the information that may be important to you. Before investing in the common shares and ADSs, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully for a more complete understanding of our business and this offering, including our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement, and the sections entitled "Risk Factors" included elsewhere or incorporated by reference in this prospectus supplement.

Overview

        We are the world's largest producer of market pulp, according to the independent consulting firm Resource Information Systems Inc. and the Pulp and Paper Products Council, or the PPPC, with an aggregate pulp production capacity of approximately 5.25 million tons, representing approximately 30% of the world demand for bleached eucalyptus kraft market pulp, or BEKP, in 2011 according to the PPPC.

        We believe that our BEKP production costs are among the lowest in the world. In 2011, our cash costs per ton of production, including logistics, were 5% less than the average in Brazil, the most competitive market for pulp, according to the independent consulting firm Hawkins Wright. This important competitive differential is principally due to: (1) the elevated productivity of our forests; (2) the short harvest cycle of our trees; (3) the close proximity of our pulp mills to our forests; (4) our strategically located production facilities; (5) our utilization of state-of-the-art technology; and (6) our economies of scale.

        We produce BEKP in four pulp mills in the States of Espírito Santo, Mato Grosso do Sul, São Paulo and Bahia. In Bahia, we have a 50% interest in Veracel Celulose S.A., or Veracel, a joint venture with the Swedish-Finnish company Stora Enso. The following table presents information with respect to our pulp mills and their production for the periods indicated:

			Production for the years ended on December 31,
		Annual Production Capacity
Unit	Location		2011	2010	2009
		(in thousands of tons)
Aracruz	Espírito Santo	2,300	2,323	2,253	2,203
Três Lagoas	Mato Grosso do Sul	1,300	1,230	1,182	804
Jacareí	São Paulo	1,100	1,103	1,077	1,070
Veracel(1)	Bahia	550	528	543	523
Total		5,250	5,184	5,054	4,600

(1)
Represents 50% of the annual production capacity of Veracel.

        Our forestry base is broad and diversified, certified by either the Forest Stewardship Council® or the National Program of Forestry Certification. As of December 31, 2011, we had total forestry land of approximately 1,080 thousand hectares (owned, leased or held in partnership) located in seven Brazilian states. As of December 31, 2011, approximately 612 thousand hectares of our total forestry land consisted of areas planted with eucalyptus, which we expect to supply almost all of the wood we believe we will require for our pulp production, and approximately 405 thousand hectares consisted of conservation areas with native vegetation, or preserved areas.

        We are the controlling shareholder of Portocel Terminal Especializado de Barra do Riacho S.A., or Portocel, in which we hold a 51% interest. Portocel operates a specialized terminal of Barra do Riacho, located three kilometers from our Aracruz mill in the State of Espírito Santo, and has as its principal activity the exportation of pulp.

        The principal destination of our production is the export market. Export sales accounted for 90.1%, 91.4% and 92.5% of our total pulp sale volumes for the years ended December 31, 2011, 2010 and 2009, respectively. In 2011, Europe continued to be the principal regional consumer of our pulp, totaling 42% of our pulp volume sold, followed by North America with 25%, Asia with 23% and other regions such as Latin America and Brazil with 10%.

        Our strategy is to concentrate our sales in the markets for tissue paper and specialty papers, which generally present less volatility compared to the markets for printing and writing papers. During the year ended December 31, 2011, 54% of the pulp volume we sold was used in the production of tissue paper, 24% in the production of specialty papers and 22% in the production of printing and writing paper.

        The table below presents some of our principal financial indicators as of and for the indicated periods:

	As of and For the Years Ended December 31,			Variation
	2011	2010	2009	2011 × 2010		2010 × 2009
	(in millions of reais, except percentages)			(%)
Net revenues	5,854	6,283	5,293	(7)%		19%
Net income (loss)	(868)	603	2,589	(244)%		(77)%
Net margin(1)	(14.8)%	9.6%	48.9%	(24.4	)p.p	(39.3	)p.p
Total indebtedness	11,324	12,022	14,985	(6)%		(20)%
Current	1,092	2,064	4,220	(47)%		(51)%
Non-current	10,232	9,958	10,765	3%		(7)%
Cash and cash equivalents, marketable securities and derivatives	1,846	2,205	3,967	(16)%		(44)%
Net indebtedness(2)	9,478	9,817	11,018	(3)%		(11)%

(1)
Net margin is net income (loss) divided by net revenues.
(2)
Net indebtedness consists of current and non-current loans and financing plus accounts payable for the purchase of shares in the Aracruz Acquisition, less cash and cash equivalents, marketable securities and net derivatives (assets less liabilities). For additional information, including the calculation of our net indebtedness, see "Summary Financial and Operating Data."

        Our largest shareholders are VID and BNDESPar, which hold an aggregate of 59.76% of our total share capital. BNDESPar, an investment branch of the Brazilian National Bank for Economic and Social Development (Banco Nacional de Desenvolvimento Econômico e Social), invests in various segments of the Brazilian economy, and VID is a holding company for industrial assets of the Votorantim Group, one of the largest private conglomerates in Brazil. VID and BNDESPar have entered into a shareholders' agreement with respect to their interests in our company. For more information regarding this shareholders' agreement, see "Item 10.C. Material Contracts—Shareholders' Agreement of Fibria."

        To demonstrate our commitment to the best corporate governance practices in the market, we are the first and only company in the pulp and paper sector in Brazil to adhere to the listing standards of the Novo Mercado, the BM&FBOVESPA listing segment that requires the highest level of corporate governance. We believe that the support of our largest shareholders, in conjunction with our differentiated practices and transparent corporate governance, will continue to contribute to our good reputation and consolidate our position as a global business leader in the pulp market.

Our Strengths

Global Leadership in Market Pulp

        We are the world's largest producer of market pulp, according to Hawkins Wright, with an annual aggregate pulp production capacity as of December 31, 2011 of approximately 5.25 million tons and a focus on international markets.

        According to the PPPC, during 2011 we supplied approximately 30% of the world demand for BEKP, approximately 19% of the world demand for bleached hardwood kraft market pulp and approximately 10% of the world demand for chemical market pulp.

        Our market leadership is based on the sustainability of our forest operations (reinforced by the shorter harvest cycle in Brazil as compared to other relevant countries), our state-of-the-art technology (including modern facilities and advanced cloning methods), our high productivity, our strong customer base and our long-term relationships with our customers.

Low Production Costs

        Our efficiently structured operations in Brazil result in relatively low cash production costs. We believe that we are one of the lowest-cost producers of BEKP in the world. Our low production costs relative to many of our competitors are due to a number of factors, including:

  •
  advanced forestry techniques in managing the planting, maintenance and harvesting of our forests;

  •
  comparatively short harvest cycle of our trees;

  •
  high productivity of our land;

  •
  close proximity between our forests and pulp mills;

  •
  significant economies of scale;

  •
  modern industrial plants using state-of-the-art technology; and

  •
  self-sufficiency with regard to electricity demand.

        Climate and soil conditions in Brazil enable us to harvest our eucalyptus trees in an average of approximately six years after planting, while harvesting cycles of other forest species in the southern United States, Canada and Scandinavia can last from 25 to 70 years. Harvesting cycles of our primary non-Brazilian competitors in the BEKP market located in Spain, Portugal and Chile are approximately 8 to 10 years.

Modern Production Facilities

        We have made significant investments in the adoption of the most modern designs, technologies and production processes available in our industry. The technology and the advanced production processes utilized by our pulp mills allow us to utilize a relatively small amount of raw materials, especially chemical substances, which consequently reduces our production costs. In addition, our pulp mills have advantages over older mills of our competitors, principally in terms of reduced emissions and solid wastes, resulting in production processes that are more optimized, efficient and viable in environmental terms. The Três Lagoas and Veracel pulp mills, two of the largest single-line pulp production facilities in the world, also have per-ton pulp production costs that are among the lowest in the world as a result of their use of state-of-the-art technology, including modern processes and equipment associated with forestry efficiency, as well as the close proximity of our forests to these pulp mills.

State-of-the-Art Research and Technology

        We began planting eucalyptus at the end of the 1960s, using seeds from Horto Florestal of Rio Claro, in the State of São Paulo. At that time, four species were considered suitable for the area: Eucalyptus grandis, Eucalyptus saligna, Eucalyptus urophylla and Eucalyptus alba. However, since then, many trees of superior quality have been developed as a result of the program for improvement and utilization of cloning. We believe that cloned forests result in significant gains in productivity, uniformity and quality of wood.

        We use a group of select clones in our forests. These clones are frequently substituted to ensure greater genetic variety, reducing the likelihood of pests and disease and continuously improving productivity and quality of fiber. Currently, state-of-the-art genetic methods are used in the development of advanced generations of eucalyptus. These techniques involve selecting the best performing plants and the crossover of genetic sequences between these individual plants over successive generations. Furthermore, we are continually working on methods to increase productivity in our forests.

        The combination of forestry and improved genetics is essential for maintaining the production yield of our forests and the long-term health of these ecosystems, particularly in light of the challenges arising from climactic and economic uncertainties. The combination of research, testing and selection of appropriate genotypes, and our management practices for our eucalyptus forests, together with improvements arising from the use of techniques for the efficient use of resources in these forests, are necessary for sustaining productivity and preserving the environmental services of these forests for future generations. As a result of our continuous progress, the current planted area that we use to supply our pulp mills is half the area that would have been necessary 40 years ago, when forestry productivity levels were much lower.

        Product development has also provided important advances in response to the principal demands of the paper market as we seek to increase the use of eucalyptus pulp in the paper production process. As part of our product development process, we have developed, together with highly regarded and strategically chosen partners, fibers with differentiated and alternative characteristics and pulp production process and technology which we offer to clients. The progress we have made allows us to offer exclusive products to our clients, despite operating in a commodity market. Technological innovation has allowed us to offer alternative fiber products for new markets, as well as improve our know-how and contribute to basic applications related to bio-energy, climate change and the eucalyptus genome.

Integrated Operations

        Our operations are vertically integrated, from production of eucalyptus seedlings in nurseries for our extensive forests, through plantation and forestry management (including harvesting, logging and wood transportation) to our production facilities, from which our products are transported to port terminals we operate for distribution to our clients.

        Our transportation and logistics activities are efficient and diversified. The strategic location of our facilities and their proximity to our forests allows us to have low transportation costs for wood delivered to our production facilities and for finished products delivered to port terminals for export. The average distance from our forests to our mills is less than that of many of our domestic and international competitors, resulting in logistical efficiencies (for example, certain of our competitors in China meet their raw material needs with wood they import from Russia).

        Portocel, the port terminal we operate in the State of Espírito Santo, is located approximately three kilometers from our Aracruz pulp mill. This allows us to efficiently export pulp produced at our Aracruz pulp mill and to receive and export pulp from the Veracel joint venture facility. In addition, we export pulp and paper products from a terminal and warehouse that we operate at the port of Santos, in the State of São Paulo.

Strong Customer Base

        We have long-term relationships with leading global paper manufacturers, particularly in the tissue segment. As of December 31, 2011, almost all of our sales were made under contracts. We have traditionally focused on specialty paper producers that value the high-quality pulp that we produce and the reliability of supply that we provide. Some of those producers have been our customers for more than 30 years.

Conducting Our Operations in a Sustainable Way

        We are committed to operating our businesses and resources in a sustainable manner in accordance with world-class sustainability standards. We continue to be one of the leading global companies committed to a balance between economic, social and environmental issues. In 2011, we were again listed in the Dow Jones Sustainability Index (DJSI)—a selection of global companies with the best corporate sustainability practices—and the Corporate Sustainability Index (ISE)—a list of companies whose shares are traded on the BM&FBOVESPA that maintain an elevated commitment to improved practices in the areas of sustainability and corporate governance.

        Recently, we further aligned our sustainability strategy with our business strategy by implementing additional corporate governance practices focused on sustainability. For instance, we created a sustainability committee to advise our board of directors that is led by the chairman of our board of directors and includes several independent members. The sustainability committee meets three times per year to evaluate our sustainability strategy. We also have an internal sustainability committee, comprised of a number of our company's managers, whose mission is to execute the strategy defined by our sustainability committee.

        Recognizing the importance of sustainability in our business strategy, we also disclose our sustainability objectives and targets through the publication of an annual sustainability report.

Our Strategies

Increase our market share in the international pulp market

        We intend to benefit from our competitive strengths to further increase our market share in the international pulp market. We have focused our marketing efforts on the sale of BEKP to tissue manufacturers, a market segment that, in addition to being generally more stable than other market segments, has experienced global consumption growth at an average annual rate of approximately 3.3% during the period from 2005 to 2011, according to the PPPC.

        According to a recent survey by RISI, global tissue consumption is expected to grow at an annual rate of 4.1% from 2010 to 2015, with China being the principal driving force for tissue consumption.

        We believe that we can further increase our market share by leveraging our long-term customer relationships and focusing on customer service and product customization. We continue to strive to meet our customers' needs by supplying customized pulp products with specifications that facilitate their use in manufacturing specific paper products. We strive for a high degree of customer satisfaction and are working to further improve the management of our inventory, which we believe will allow us to reduce our delivery cycles and better service our customers.

Enhance our financial strength and corporate governance

        As of December 31, 2011 and 2010, our total consolidated indebtedness was R$11,324 million and R$12,022 million, respectively, 90.4% and 82.8% of which was long-term indebtedness, respectively. We are working to further reduce our financial leverage, including through the issuance of the common shares offered hereby and the use of the net proceeds therefrom, and improve the profile of our debt, in order to extend the average maturity of our indebtedness. Since the fourth quarter of 2009, we have implemented a Liability Management Plan which included: (1) the issuance of the three series of ten-year notes in an aggregate principal amount of US$2.5 billion; (2) the sale of our Guaíba Unit for US$1.4 billion in December 2009; (3) the sale of our interests in Consórcio Paulista de Papel e Celulose—CONPACEL, or Conpacel, and KSR Distribuidora for R$1.5 billion in December 2010; and (4) the sale of our Piracicaba facility for US$313 million in September 2011.

Increase operating efficiencies

        We intend to maintain the focus on our low-cost operations through greater operating efficiencies and economies of scale. To this end, we intend to continue to:

  •
  focus on reducing our wood costs by continuing to invest in the genetic improvement of our trees in order to increase eucalyptus yields;

  •
  benefit from the competitive advantage of climate and soil conditions in Brazil and the short harvest cycle of eucalyptus trees;

  •
  capture synergies resulting from our acquisition of Aracruz Celulose S.A. in 2009; and

  •
  improve the efficiency of our operations through further investment in harvesting equipment, production facilities and advanced information technology.

Continue to develop state-of-the-art technology in the forestry area

        Technological research and development has made it possible to improve our productivity while reducing the impact of our operations on the environment. In the forestry area, an intense research program and the adoption of modern forestry practices have significantly increased our competitiveness. The genetic improvement of eucalyptus trees has allowed us to plant clones of selected trees, resulting in higher productivity. We have achieved better seedling use and quality as a result of a pioneering procedure for the multiplication of clones. We believe that we use the most advanced technology for planting and harvesting trees and storing and transporting wood with a completely mechanized system. In the decade ending December 31, 2010, the average annual amount of pulp we produced was 11.3 tons per hectare per year, compared to 6.4 tons per hectare per year during the 1970s.

        By continuing to focus on cutting-edge technological research and development, we aim to strengthen our position as one of the leading developers of technology in the forestry area, maintain our position as a low-cost producer while meeting our standards of high quality production, increase the portfolio of products that we offer to our customers and maintain our reputation as an environmentally friendly and socially responsible manufacturer, in particular by evaluating the possible use of biomass, bio-fuels and other alternative energy sources, including the use of waste material from our pulp mills.

Our Ownership Structure

        Our current ownership and summary corporate structure are presented in the following chart:

        Fibria is incorporated under the laws of Brazil under the name Fibria Celulose S.A., as a publicly-held company with unlimited duration. Fibria has the legal status of a stock corporation, operating under the Brazilian corporate law. Our headquarters and principal executive offices are located at Alameda Santos, 1357, 6th floor, 01419-908, São Paulo, SP, Brazil, and our telephone number is 55 11 2138-4565. Our website address is www.fibria.com.br/ir. Information contained on our website is, however, not incorporated by reference in, and should not be considered as part of this prospectus supplement or the accompanying prospectus.

        This prospectus supplement contains certain of our trademarks, trade names and service marks, including our logo. Each trademark, trade name or service mark of any company appearing in this prospectus supplement belongs to its respective holder.

Risks Factors

        Investing in our common shares, including in the form of ADSs, involves significant risk. You should carefully consider the risks set forth under "Item 3D. Key Information—Risk Factors" in our 2011 annual report before investing in our common shares or the ADSs. One or more of these factors could negatively impact our business, results of operations and financial condition, as well as our ability to implement our business strategy successfully.

Summary of the Offering

Issuer	Fibria Celulose S.A.
Brazilian Underwriters	Bank of America Merrill Lynch Banco Múltiplo S.A., Banco Itaú BBA S.A., BB—Banco de Investimento S.A., Banco BTG Pactual S.A., Deutsche Bank S.A.—Banco Alemão and Banco Santander (Brasil) S.A.
International Underwriters

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Itau BBA USA Securities, Inc., Banco do Brasil Securities LLC, BTG Pactual US Capital Corp., Deutsche Bank Securities Inc. and Santander Investment Securities Inc.

Global offering

The global offering consists of an offering of an aggregate of 86,000,000 common shares in the international offering and the Brazilian offering. The international offering and the Brazilian offering are being conducted concurrently, and the closing of each is conditioned upon the closing of the other.

International offering

We are offering            common shares, including common shares in the form of ADSs each representing one common share, through the international underwriters in the United States and other countries outside Brazil. The international underwriters will act as placement agents for the Brazilian underwriters with respect to any common shares sold and placed outside Brazil. The common shares purchased by any investor outside Brazil will be settled in Brazil and paid for in reais. Any investor outside Brazil purchasing common shares must be authorized to invest in Brazilian securities under the requirements established by Brazilian law, especially by the CMN, the CVM and the Central Bank, complying with the requirements set forth in Instruction No. 325, dated January 27, 2000, of the CVM, as amended, and Resolution No. 2,689, dated January 22, 2000, as amended, of the CMN, and Law No. 4,131 of September 3, 1962, as amended.

Brazilian offering	Concurrently with the international offering, we are offering common shares through the Brazilian underwriters in a public offering in Brazil to Brazilian investors.
American Depositary Shares

Each ADS represents one common share. ADSs may be represented by American Depositary Receipts, or ADRs. The ADSs will be issued under a deposit agreement among us, Citibank N.A., as depositary, or the ADR Depositary, and the holders and beneficial owners from time to time of ADSs issued thereunder, or the Deposit Agreement.

Pro rata subscription rights

Holders of our common shares will be given the opportunity to subscribe for common shares in the Brazilian offering on a priority basis at the public offering price to the extent necessary to preserve their ownership interest in us as of April 16, 2012. The priority subscription procedure will not be made available to holders of our ADSs. An ADS holder that wishes to be eligible for priority subscription must make the necessary arrangements to cancel such holders' ADSs and take delivery of the underlying shares in a Brazilian account. A holder of our common shares located outside Brazil must make certain representations concerning compliance with the law in the holder's jurisdiction in order to participate in the priority subscription. The priority subscription is not available to a shareholder if the subscription would violate the laws of the shareholder's jurisdiction. It is each shareholder's responsibility to determine its eligibility under the laws of its jurisdiction.

The number of common shares available for sale in this global offering will be reduced to the extent that existing holders of our common shares subscribe on the priority basis for common shares. VID and BNDESPar, our largest shareholders, have indicated to us that they intend to exercise their priority rights in the Brazilian offering.

Offering price

The public offering price for the international offering for the ADSs is set forth on the cover page of this prospectus supplement. The offering price for the ADSs is the approximate U.S. dollar equivalent of the offering price per common share in the Brazilian offering, based upon the selling exchange rate reported by the Central Bank of R$            to US$1.00 on April     , 2012.

Over-allotment options

Merrill Lynch, Pierce, Fenner & Smith Incorporated, upon notice to Itau BBA USA Securities, Inc., has an option to purchase, on behalf of the international underwriters, up to 5,191,185 additional common shares in the form of ADSs from us, minus the number of common shares sold pursuant to the Brazilian underwriters' over-allotment option referred to below, to cover over-allotments of ADSs, if any. Bank of America Merrill Lynch Banco Múltiplo S.A. has, upon notice to Banco Itaú BBA S.A., an option to purchase up to 5,191,185 additional common shares from us, minus the number of common shares in the form of ADSs sold by us pursuant to the over-allotment option granted to Merrill Lynch, Pierce, Fenner & Smith Incorporated, to cover over-allotments of common shares, if any. The over-allotment options of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America Merrill Lynch Banco Múltiplo S.A. may be exercised so long as, on the date of this prospectus supplement, the Brazilian underwriters and the international underwriters agree to over-allot common shares or ADSs.

Use of proceeds

We intend to use to use approximately 50% of the net proceeds from the global offering to reduce long-term debt, which may include, without limitation, repayment or refinancing of indebtedness, and the remainder to strengthen our cash and cash equivalents position. See "Use of Proceeds."

Share capital before and after global offering

As of the date of this prospectus supplement, we had 467,591,824 common shares outstanding (excluding treasury stock). After the offering, we will have 553,591,824 common shares outstanding (excluding treasury stock), assuming no exercise of the over-allotment option.

Dividends

Our common shares bear a right to minimum mandatory dividends, equivalent to 25% of our annual adjusted net profits, if any, as calculated under Brazilian GAAP (accounting practices adopted in Brazil, which are based on Brazilian Law No. 6,404 of December 15, 1976, as amended, which is referred to hereinafter as the Brazilian Corporation Law, and rules and regulations issued by the CVM and the Accounting Pronouncements Committee (Comitê de Pronunciamentos Contábeis)) and adjusted as required by the Brazilian Corporation Law unless our board of directors advises our shareholders at our annual shareholders' meeting that payment of the mandatory dividend for the preceding year is inadvisable in light of our financial condition and our shareholders approve their recommendation.

Holders of the ADSs will be entitled to receive dividends and any interest on shareholders' equity to the same extent as the owners of our common shares, subject to the deduction of the fees of the ADR Depositary and any applicable withholding taxes and the costs of foreign exchange conversion. See "Description of Share Capital" in the accompanying prospectus.

Voting Rights

Holders of common shares are entitled to one vote per share at meetings of our shareholders. See "Description of Share Capital—Voting Rights" in the accompanying prospectus. Holders of ADSs do not have voting rights, but may instruct the ADR depositary how to vote the common shares underlying their ADSs under the circumstances described in the Deposit Agreement. See "Description of American Depositary Receipts—Voting Rights" in the accompanying prospectus.

Listings	Our common shares are listed on the Novo Mercado segment of the BM&FBOVESPA under the symbol "FIBR3." The ADSs are listed on the NYSE under the symbol "FBR."

Lock-up agreements

In connection with the global offering, we, VID, our executive officers and our directors have agreed to enter into lock-up agreements with the international underwriters under which neither we nor they may, subject to certain exceptions described in "Underwriting," for a period from the date of each lock-up agreement through 90 days from the date of the execution of the International Underwriting Agreement, directly or indirectly sell, dispose of or hedge any common shares or ADSs or any securities convertible into or exchangeable for common shares or ADSs without the prior written consent of the international underwriters.

ADR Depositary	Citibank N.A.

Expected timetable for the global offering (subject to change):
Commencement of marketing of the global offering	March 30, 2012
Announcement of offer price	April 19, 2012
Allocation of common shares and ADSs	April 20, 2012
Settlement and delivery of common shares and ADSs	April 25, 2012

        Unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise of the over-allotment options of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America Merrill Lynch Banco Múltiplo S.A.

Summary Financial and Operating Data

        Our consolidated financial statements are prepared in accordance with IFRS. The following tables present summary financial data at the dates and for each of the years indicated. You should read the following information together with our audited consolidated financial statements and the notes thereto included in our 2011 annual report as well as "Item 5. Operating and Financial Review and Prospects" included in our 2011 annual report.

	For the Year Ended December 31,
	2011	2010	2009
	(in thousands of reais, unless otherwise indicated)
Statement of Operations Data:
Net revenues	5,854,300	6,283,387	5,292,972
Cost of sales	(5,124,269)	(4,694,659)	(4,555,729)

Gross profit	730,031	1,588,728	737,243
Operating income (expenses):
Selling, general and administrative	(605,353)	(593,744)	(593,097)
Equity in losses of affiliates	(414)	(7,328)	(1,133)
Gain on remeasurement of 12.35% equity interest held prior to acquisition of Aracruz S.A.	—	—	1,378,924
Other operating income (expenses), net	253,395	(7,499)	230,092

Income before financial income and expenses	377,659	980,157	1,752,029
Financial income	217,000	374,426	454,335
Financial expenses	(873,005)	(1,192,532)	(1,318,851)
Result of derivative financial instruments	(276,877)	152,284	210,086
Foreign exchange gain (loss) and indexation	(935,789)	301,604	2,225,965

Income (loss) from continuing operations before taxes on income	(1,491,012)	615,939	3,323,564
Current income tax (expense) benefit	67,835	59,627	(30,660)
Deferred income tax (expense) benefit	314,408	(146,924)	(796,529)

Net income (loss) from continuing operations	(1,108,769)	528,642	2,496,375
Discontinued operations
Income from discontinued operations	364,629	112,897	141,053
Income tax expense, net	(123,974)	(38,385)	(47,958)

Net income from discontinued operations	240,655	74,512	93,095

Net income (loss)	(868,114)	603,154	2,589,470

Net income (loss) attributable to shareholders of the company—continuing operations	(1,113,277)	524,134	1,836,130
Net income attributable to shareholders of the company—discontinued operations	240,655	74,512	93,095
Net income attributable to non-controlling interest	4,508	4,508	600,245

Net income (loss)	(868,114)	603,154	2,589,470

Basic and diluted earnings (loss) per share or ADSs (in reais):(1)
Continuing operations	(2.38)	1.12	7.17
Discontinued operations	0.51	0.15	0.39
Weighted average number of shares outstanding (in thousands)	467,592	467,721	241,086
Dividends and interest attributable to capital per share (in Brazilian reais)	—	0.30	0.26
Dividends and interest attributable to capital per share (in U.S. dollars)(2)	—	0.17	0.13

(1)
Based on the weighted average number of shares outstanding for each year.

(2)
Amount translated into U.S. dollars at the average exchange rate for each year for convenience. You should not construe this translation as representations that the real amount actually represents these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated or at any other rate.

	As of December 31,
	2011	2010	2009
	(in thousands of reais)
Selected Balance Sheet Data:
Cash and cash equivalents	381,915	431,463	645,479
Current marketable securities	1,677,926	1,640,935	3,251,903
Trade accounts receivable, net	945,362	1,138,176	1,167,151
Inventories	1,178,707	1,013,841	834,371
Assets held for sale	644,166	1,196,149	—
Current assets	5,263,925	5,898,654	6,389,542
Biological assets	3,264,210	3,550,636	3,791,084
Property, plant and equipment	11,841,247	12,979,431	14,037,031
Intangible assets	4,809,448	4,906,443	5,443,354
Total assets	27,853,536	30,273,856	32,238,704
Current loans and financing	1,092,108	623,684	1,790,256
Trade payables	373,692	424,488	384,282
Current payable—Aracuz acquisition	—	1,440,676	2,430,289
Current liabilities	1,925,694	3,192,336	4,821,217
Non-current loans and financing, excluding current portion	10,232,309	9,957,773	9,511,141
Non-current payable—Aracruz acquisition	—	—	1,253,890
Total liabilities	13,318,861	14,869,010	17,166,285
Equity attributable to shareholders of the company	14,510,853	15,381,413	15,056,494

	As of and For the Year ended December 31,
	2011	2010	2009
	(in thousands of reais, unless otherwise indicated)
Other Financial and Operating Data:
Gross margin	12.5%	25.3%	13.9%
Operating margin(1)	6.5%	15.6%	33.1%
Capital expenditures(2)	1,240,189	991,029	1,612,676
Depreciation, amortization and depletion	1,838,827	1,616,705	1,650,820
Cash flow provided by (used in):
Operating activities	1,348,200	1,696,086	789,791
Investing activities	(727,666)	(1,818,251)	(3,410,300)
Financing activities	(649,133)	(60,561)	3,232,052
Net indebtedness(3)	9,478,463	9,816,763	11,017,633
Number of employees(4)	4,301	5,028	4,816
Nominal production capacity (thousands of tons)
Pulp	5,250	5,250	5,400
Paper(5)	—	190	385
Sales volumes (thousands of tons)
Domestic market pulp	509	424	382
Export market pulp	4,632	4,485	4,704

Total market pulp	5,141	4,909	5,086

(1)
The percentage for 2009 includes the non-recurring gain of R$1,379 million related to the remeasurement of our 12.35% equity interest in Aracruz Celulose S.A. held prior to the Aracruz acquisition. See "Item 4. Information on Fibria—History and Development of Fibria—Aracruz Acquisition" in our 2011 annual report incorporated by reference in this prospectus supplement.

(2)
Excludes capital expenditures related to Conpacel for the years 2009 and 2010 as Conpacel was sold in December 2010 and its operations were classified as discontinued operations.
(3)
Net indebtedness consists of current and non-current loans and financing plus accounts payable for the purchase of shares in the Aracruz Acquisition, less cash and cash equivalents, marketable securities and net derivatives (assets less liabilities). The following table sets forth a calculation of our net indebtedness:

	As of December 31,
	2011	2010	2009
	(in thousands of reais)
Current loans and financing	1,092,108	623,684	1,790,256
Non-current loans and financing	10,232,309	9,957,773	9,511,141
Payable—Aracruz acquisition	—	1,440,676	3,684,179
Less:
Cash and cash equivalents	(381,915)	(431,463)	(645,479)
Current marketable securities	(1,677,926)	(1,640,935)	(3,251,903)
Non-current marketable securities	—	—	(65,439)
Current derivative instruments	128,520	(80,502)	(5,122)
Non-current derivative instruments	85,367	(52,470)	—

Net indebtedness	9,478,463	9,816,763	11,017,633

(4)
The decline in the number of employees from 2010 to 2011 reflects our sale of our Piracicaba facility in September 2011.
(5)
The decline in the paper production reflects our sale of our Piracicaba facility in September 2011 and the sale of Conpacel in December 2010.

USE OF PROCEEDS

        Assuming an offering price of R$14.47 per common share, which is the closing price of the common shares on the BM&FBOVESPA on March 28, 2012 and no exercise of the over-allotment options, we estimate that the net proceeds from the global offering will be approximately R$1,230.9 million (US$675.4 million, based upon the selling exchange rate reported by the Central Bank of R$1.8223 to US$1.00 reported by the Central Bank on March 28, 2012) after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The final offering price will be set forth in the final prospectus supplement and the pricing term sheet and could differ from the numbers given above.

        We intend to use approximately 50% of the net proceeds from the global offering to reduce long-term debt, which may include, without limitation, repayment or refinancing of indebtedness, and the remainder to strengthen our cash and cash equivalents position.

        The use of proceeds from the global offering described above is based on our analysis, current expectations and projections regarding future events. These estimates are subject to change at any time at our discretion, as we will use the net proceeds of the global offering to satisfy our funding requirements as they arise. Our management will retain broad discretion over the use of proceeds, and we may ultimately use the proceeds for different purposes than what we currently intend. Pending any specific application, we may invest the net proceeds of this offering in cash, cash equivalents or marketable securities.

        An increase (decrease) of R$1.00 in the assumed offering price of R$14.47 per common share, which is the closing price of the common shares on the BM&FBOVESPA on March 28, 2012, would increase (decrease) our net proceeds by R$85.2 million (US$46.8 million, based upon the selling exchange rate reported by the Central Bank of R$1.8223 to US$1.00 reported by the Central Bank on March 28, 2012).

 CAPITALIZATION

        The following table sets forth our consolidated debt and capitalization at December 31, 2011 based on our consolidated financial statements prepared in accordance with IFRS:

  •
  on an actual historic basis; and

  •
  as adjusted for the sale of common shares, including common shares in the form of ADSs, in this global offering at the public offering price of R$14.47 per common share (based on the closing price of the common shares on the BM&FBOVESPA on March 28, 2012), assuming that the international and Brazilian underwriters' over-allotment options are not exercised, after deduction of the underwriting discounts and commissions and estimated transaction expenses payable by us in connection with the global offering.

        This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the related notes thereto included in our 2011 annual report, which is incorporated by reference in this prospectus supplement.

	As of December 31, 2011
	Actual				As Adjusted
	(in millions of reais)		(in millions of US$)(1)		(in millions of reais)		(in millions of US$)(1)
Debt:
Short-term loans and financing, including current portion of long-term debt	R$	1,092.1	US$	582.2	R$	1,092.1	US$	582.2
Long-term loans and financing		10,232.3		5,454.9		10,232.3		5,454.9

Total debt		11,324.4		6,037.1		11,324.4		6,037.1
Shareholders' equity:
Capital		8,379.4		4,467.1		9,610.2		5,123.3
Capital reserves		2.7		1.4		2.7		1.4
Treasury shares		(10.3)		(5.5)		(10.3)		(5.5)
Legal reserves		4,520.3		2,409.8		4,520.3		2,409.8
Other reserves		1,618.8		863.0		1,618.8		863.0

Equity attributable to shareholders of the company		14,510.9		7,735.8		15,741.7		8,392.0
Equity attributable to non-controlling interests		28.8		15.4		28.8		15.4

Total shareholders' equity		14,539.7		7,751.2		15,770.5		8,407.4

Total capitalization(2)	R$	25,864.1	US$	13,788.3	R$	27,094.9	US$	14,444.5

(1)
Translated using the exchange rate as reported by the Central Bank as of December 31, 2011 for reais into U.S. dollars of R$1.8758 to US$1.00.
(2)
Corresponds to total loans and financing plus total shareholders' equity.

EXCHANGE RATES

        We pay any cash dividends, interest on shareholders' equity and any other cash distributions with respect to our common shares in reais. Accordingly, exchange rate fluctuations will affect the U.S. dollar amounts received by the holders of ADSs on conversion by the ADR Depositary of dividends and other distributions in Brazilian currency on our common shares represented by ADSs. Fluctuations in the exchange rate between Brazilian currency and the U.S. dollar will affect the U.S. dollar equivalent price of our common shares on the Brazilian stock exchanges. In addition, exchange rate fluctuations may also affect our dollar equivalent results of operations.

        Since 1999, the Central Bank has allowed the U.S. dollar-real exchange rate to float freely, and, since then, the U.S. dollar-real exchange rate has fluctuated considerably. The Central Bank has intervened occasionally to control unstable movements in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian government will continue to let the real float freely or will intervene in the exchange rate market. The real may depreciate or appreciate substantially against the U.S. dollar.

        The following table shows the selling exchange rate published by the Central Bank for U.S. dollars, expressed in reais per U.S. dollar for the periods and dates indicated. The information in the "Average" column represents the average of the exchange rates on the last day of each month during the years presented.

	Reais per U.S. Dollar
Year Ended December 31,	High		Low		Average		Year End
2007	R$	2.156	R$	1.733	R$	1.948	R$	1.771
2008		2.500		1.559		1.837		2.337
2009		2.422		1.702		1.994		1.741
2010		1.881		1.655		1.759		1.666
2011		1.902		1.535		1.675		1.876

	Reais per U.S. Dollar
Month Ended	High		Low
September 30, 2011	R$	1.902	R$	1.604
October 31, 2011		1.886		1.689
November 30, 2011		1.894		1.727
December 31, 2011		1.876		1.783
January 31, 2012		1.868		1.739
February 29, 2012		1.738		1.702
March 31, 2012 (through March 28)		1.827		1.715

Source: Central Bank

 RECENT DEVELOPMENTS

Sale of Forestry Assets and Land

        On March 8, 2012, we accepted a binding offer from Corus Agroflorestal S.A., a subsidiary of Fundo Florestas do Brasil FIP, or the Fund, for the sale to the Fund of certain land and forests located in the Southern part of the State of Bahia, consisting of a total of 16.5 thousand hectares of eucalyptus forest with an average annual total production of 440,000 cubic meters of wood, for an aggregate purchase price of R$235 million. This purchase price is subject to adjustment after the Fund's completion of customary due diligence. In addition, the Fund will have the option to purchase all of the shares we own of Bahia Produtos de Madeira S.A., or BPM, a sawmill located in the same region, representing 33.3% of the total outstanding capital of BPM, prior to the closing of the sale of the forestry assets. We expect to close this transaction and receive the purchase price prior to June 30, 2012.

Amendment of Our Bylaws

        On March 26, 2012, our shareholders, acting at an Extraordinary Shareholders' Meeting, amended our bylaws. Under our amended bylaws:

  •
  our capital stock may be increased to up to 150,000,000 common shares by resolution of the board of directors without the approval of our shareholders at a shareholders meeting;

  •
  any person holding 10% or more of our shares (other than shares held by our controlling shareholders) who intends to acquire additional Fibria shares no longer must disclose such intention to the BM&FBOVESPA;

  •
  a shareholder who executes a private share purchase agreement with one of our controlling shareholders and acquires control of our company by means of such private agreement must pay to any other shareholder from which the acquiring shareholder acquired shares during the six months prior to the acquisition of control of our company, an amount equivalent to the difference between the price offered in the change of control tender offer that the acquiring shareholder is required to make and the amount paid for the shares acquired during that six month period.

        In addition, the provisions of our bylaws regarding tender offers triggered by going private transactions were amended:

  •
  to require that a public tender offer be made within 120 days of the date of the general meeting which approved the going private transaction; and

  •
  in the event that there is no controlling shareholder, to require (1) that the person or persons responsible for making the public tender offer be named at the shareholders' meeting at which the going private transaction is approved, and that such person or persons expressly assume the obligation to present the offer, and (2) in the event that no person is named or assumes this obligation, that the shareholders who voted in favor of the reorganization make the public tender offer.

        Finally, provisions were added to our bylaws that require that if our company is delisted from the Novo Mercado segment of the BM&FBOVESPA as a result of any violation of the obligations provided in the rules of the Novo Mercado:

  •
  the controlling shareholders of our company must make a public tender offer to acquire our shares at an offer price that is least equal to the economic value of those shares as determined by an independent appraiser;

  •
  in the event that there is no controlling shareholder and the violation resulting in the delisting results from a resolution of a general meeting of our shareholders, the shareholders that voted in favor of that resolution must make the public tender offer referred to above; and

  •
  in the event that there is no controlling shareholder and the violation resulting in the delisting results from an act or failure to act of our management, our board of directors must convene a general shareholders meeting to consider remediation of that violation or delisting from the Novo Mercado listing segment, and, if that general shareholders meeting resolves to delist our company from the Novo Mercado, it must determine the party or parties responsible for making the public tender offer referred to above.

SHARE PRICE HISTORY

        Our common shares are listed on Novo Mercado segment of the BM&FBOVESPA under the symbol "FIBR3" and our ADSs are listed on the NYSE under the symbol "FBR."

        The table below sets forth, for the indicated periods, the high and low closing prices of the ADSs on the NYSE, in U.S. dollars, and the common shares on the BM&FBOVESPA, in reais. On March 28, 2012, the last reported sales price of our ADSs on the NYSE was US$8.03 and the last reported sales price of our common shares on the BM&FBOVESPA was R$14.47.

	BM&FBOVESPA		NYSE
	Closing Price per Common Share(1)		Closing Price per ADS
	High	Low	High	Low
	(in reais)		(in U.S. dollars)
Year Ended December 31,
2009	39.77	8.51	23.11	3.92
2010	40.80	24.47	24.13	13.73
2011	27.95	12.57	16.78	6.68
2010
First Quarter	40.80	32.59	24.13	17.53
Second Quarter	39.69	26.15	23.04	14.02
Third Quarter	30.60	24.47	18.03	13.73
Fourth Quarter	31.75	25.86	19.19	15.21
2011
First Quarter	27.95	22.90	16.65	13.81
Second Quarter	26.90	20.45	16.78	12.96
Third Quarter	20.90	13.66	13.47	7.57
Fourth Quarter	15.82	12.57	9.48	6.68
Most Recent Six Months
September 2011	17.98	14.30	10.06	7.57
October 2011	15.82	13.75	9.48	7.21
November 2011	15.25	12.64	8.67	6.73
December 2011	14.45	12.57	7.84	6.68
January 2012	15.52	14.24	8.85	7.73
February 2012	16.51	14.31	9.69	8.19
March 2012(2)	15.85	14.47	9.35	8.03

(1)
Represents preferred shares prior to August 12, 2009.
(2)
Through March 28, 2012.

Source: Bloomberg

 UNDERWRITING

General

        Under the terms and subject to the conditions contained in the international underwriting agreement dated April             , 2012, we are offering the common shares directly and in the form of ADSs described in this prospectus supplement and the accompanying prospectus, through the international underwriters named below, in the United States and other countries outside Brazil. The offering of ADSs is being underwritten by the international underwriters. In the case of the common shares, the international underwriters are acting as placement agents on behalf of the Brazilian underwriters. The common shares purchased by investors outside Brazil will be settled in Brazil and paid for in reais, and the offering of these common shares is being underwritten by the Brazilian underwriters named on the following page.

        Subject to the terms and conditions of the international underwriting agreement, we have agreed to sell to the international underwriters, and each of the international underwriters has agreed, severally and not jointly, to purchase the number of ADSs listed next to its name in the following table, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. If an international underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

Name	Number of Shares(1)
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Itau BBA USA Securities, Inc.
Banco do Brasil Securities LLC
BTG Pactual US Capital LLC
Deutsche Bank Securities Inc.
Santander Investment Securities Inc.

TOTAL

(1)
In the form of ADSs. Does not include common shares placed by the Brazilian underwriters or subscribed by VID or BNDESPar in the priority offering.

        The international underwriting agreement provides that the international underwriters are obligated to purchase all of the ADSs offered if they purchase any ADS, other than those ADSs covered by the international underwriters' over-allotment option described below. The international underwriting agreement provides that the obligation of the international underwriters to purchase the ADSs is subject to certain conditions precedent, including but not limited to the absence of any material adverse change in our business and the receipt of certain certificates, legal opinions and letters from us, our counsel and others. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Itau BBA USA Securities, Inc. are acting as bookrunners and representatives of the international underwriters. We have agreed to indemnify the international underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the international underwriters may be required to make in respect of those liabilities.

        We have entered into an underwriting agreement with the Brazilian underwriters providing for the concurrent offering of common shares in Brazil. Bank of America Merrill Lynch Banco Múltiplo S.A. and Banco Itaú BBA S.A. are acting as bookrunners for the Brazilian offering. The international and the Brazilian offerings are conditioned on the closing of each other.

        Pursuant to the terms of the international underwriting agreement, the international underwriters are acting as placement agents on behalf of the Brazilian underwriters with respect to the offering of common shares sold to investors located outside Brazil. The Brazilian underwriters will sell common shares to investors located in Brazil and to investors located in the U.S. and other countries that are authorized to invest in Brazilian securities under the requirements established by the CMN, the CVM and the Central Bank. The Brazilian underwriting agreement provides that if any of the placed common shares covered by such agreement are not settled by their respective investors, the Brazilian underwriters are obligated to purchase them on a firm commitment basis on the settlement date, subject to certain conditions and exceptions. Subject to the terms and conditions of the Brazilian underwriting agreement, the Brazilian underwriters have agreed to place common shares in Brazil.

        All placements of common shares or ADSs in the United States will be made by the international underwriters, either directly or through their U.S. broker-dealer affiliates, or such other registered dealers as may be designated by the international underwriters.

        Subject to the terms and conditions of the Brazilian underwriting agreement, each of the Brazilian underwriters has severally agreed to place the number of common shares listed next to its name in the following table:

Name	Number of Shares(1)
Bank of America Merrill Lynch Banco Múltiplo S.A.
Banco Itaú BBA S.A.
BB—Banco de Investimento S.A.
Banco BTG Pactual S.A
Deutsche Bank S.A.—Banco Alemão
Banco Santander (Brasil) S.A.

TOTAL

(1)
Does not include common shares subscribed by VID and BNDESPar in the priority offering.

Intersyndicate Agreement

        The international underwriters and the Brazilian underwriters have entered into an intersyndicate agreement which governs specified matters relating to the global offering. Under this agreement, each international underwriter has agreed that, as part of its distribution of ADSs and subject to permitted exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or distribute any prospectus relating to the ADSs to any person in Brazil or to any other dealer who does not so agree. Each Brazilian underwriter similarly has agreed that, as part of its distribution of common shares and subject to permitted exceptions, it has not offered or sold, and will not offer to sell, directly or indirectly, any common shares or distribute any prospectus relating to the common shares to any person outside Brazil or to any other dealer who does not so agree. These limitations do not apply to stabilization transactions or to transactions between the Brazilian and international underwriters, who have agreed that they may sell ADSs or common shares, as the case may be, between their respective underwriting syndicates. The number of ADSs or common shares, as the case may be, actually allocated to each offering may differ from the amount offered due to reallocation between the international and Brazilian offerings.

Priority Subscription

        Each of our existing shareholders as of March 19, 2012, the first record date, will be given the opportunity to subscribe shares in the Brazilian offering on a priority basis at the public offering price to the extent necessary to preserve their ownership interest in us as of April 16, 2012. Priority subscriptions will be allocated based on the number of shares each shareholder owns as of April 16, 2012, the second record date.

        The priority subscription procedure will not be made available to holders of our ADSs. An ADS holder that wishes to be eligible for priority subscription must take the necessary arrangements to cancel such holders' ADSs and take delivery of the underlying shares in a Brazilian account. A holder of our common shares located outside Brazil must make certain representations concerning compliance with the law in the holder's jurisdiction in order to participate in the priority subscription. The priority subscription is not available to a shareholder if the subscription would violate the laws of the shareholder's jurisdiction. It is each shareholder's responsibility to determine its eligibility under the laws of its jurisdiction.

        VID and BNDESPar, our largest shareholders, have each indicated to us that they intend to exercise their priority rights in the Brazilian offering. The number of common shares available for sale in the global offering to investors other than existing shareholders will be reduced to the extent that existing holders of our common shares subscribe on the priority basis for common shares.

        The price per common share subscribed pursuant to the priority subscription will be the price per common shares to the public in the Brazilian offering, which will be determined upon completion of the marketing of the global offering. The price determination will be made by agreement between us and the underwriters based on the process for evaluating investor demand known as bookbuilding. The price will be set forth on the cover page of the final prospectus supplement for the global offering.

Overallotment Options

        Merrill Lynch, Pierce, Fenner & Smith Incorporated, upon notice to Itau BBA USA Securities, Inc., has a 30-day option to purchase from us, on behalf of the international underwriters, up to 5,191,185 additional common shares in the form of ADSs at the initial public offering price, less underwriting discounts and commissions, minus the number of common shares sold by us pursuant to the Brazilian underwriters' over-allotment option referred to below, to cover over-allotments of ADSs, if any. Bank of America Merrill Lynch Banco Múltiplo S.A. has, upon notice to Banco Itaú BBA S.A., a 30-day option to purchase up to 5,191,185 additional common shares from us, minus the number of common shares in the form of ADSs sold by us pursuant to the over-allotment option granted to Merrill Lynch, Pierce, Fenner & Smith Incorporated, to cover over-allotments of common shares, if any. The over-allotment options of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America Merrill Lynch Banco Múltiplo S.A. may be exercised so long as, on the date of this prospectus supplement, the Brazilian underwriters and the international underwriters agree to over-allot common shares or ADSs.

Commissions and Discounts

        The underwriters propose to offer the common shares and the ADSs initially at the public offering price on the cover page of this prospectus supplement.

        The underwriting discounts and commissions per common share are        % of the public offering price on the cover page of this prospectus supplement. The underwriting discounts and commissions per ADS are        % of the public offering price per ADS on the cover page of this prospectus supplement. In addition, the underwriting discounts and commissions in connection with the offering of ADSs may be subject to applicable Brazilian withholding taxes that will be borne by us.

        The following table summarizes the per share and total underwriting discounts and commissions we will pay to the underwriters in connection with the global offering. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common shares and ADSs.

	Price per Common Shares		Price per ADS		Total(1)
	Without over- allotment	With over- allotment	Without over- allotment	With over- allotment	Without over- allotment	With over- allotment
Fees(2)	R$	R$	US$	US$	US$	US$
Proceeds, before expenses, to us

(1)
Amounts in reais have been translated into U.S. dollars at the selling exchange rate reported by the Central Bank as of April             , 2012 of R$            to U.S.$1.00.
(2)
There will be no underwriting discounts or commissions on the shares sold to VID and BNDESPar in the priority offering.

        We estimate that our total expenses (not including underwriting discounts and commissions) for the global offering will be approximately US$             million. We will bear all expenses related to the global offering.

        A prospectus supplement and the accompanying prospectus in electronic format may be made available by the underwriters. In addition, ADSs may be sold by the international underwriters to securities dealers who resell common shares to online brokerage account holders.

No Sales of Similar Securities

        We, VID, our executive officers and our directors have agreed with the international underwriters prior to the commencement of this offering that we and they, with limited exceptions, during a period from the date of this prospectus supplement through 90 days after the date of the this prospectus supplement, may not, without the prior written consent of the representatives of the international underwriters, among other things, directly or indirectly:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any of our common shares or any securities convertible into or exchangeable or exercisable for our common shares, whether now owned or hereafter acquired (together, the "Lock-up Securities"), or file or cause to be filed any registration statement under the Securities Act with respect to any of the foregoing; or

  •
  enter into any swap or other arrangement or any transaction that transfers, in whole or in part, any of the economic consequences of ownership of any of our common shares,

whether any such swap or transaction described in the bullet points above is to be settled by delivery of any common shares, including in the form of ADSs, or such other securities, in cash or otherwise. In addition, in the event that either (1) during the last 17 days of the 90-day "lock-up" period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the 90-day "lock-up" period, we announce that we will issue an earnings release or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or event, as applicable, unless the representatives of the international underwriters waive, in writing, such an extension.

        Notwithstanding the foregoing, the following common shares that may be issued by us are excluded from the definition of Lock-Up Securities: (1) any common shares that we may issue upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement and referred to in this prospectus supplement or in the accompanying prospectus; (2) any common shares issued or options to purchase common shares granted pursuant to existing employee benefit plans of our company referred to in this prospectus supplement or in the accompanying prospectus, or (3) any common shares issued pursuant to any non-employee director stock plan or dividend reinvestment plan referred to in this prospectus supplement or in the accompanying prospectus.

        Notwithstanding the foregoing, and subject to the conditions below, Lock-up Securities may be transferred without the prior written consent of the representatives of the international underwriters, provided that:

  •
  the representatives of the international underwriters receive a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be;

  •
  any such transfer shall not involve a disposition for value;

  •
  such transfers are not required to be reported with the SEC on Form 4 in accordance with Section 16 of the Exchange Act; and

  •
  the party making the transfer does not otherwise voluntarily effect any public filing or report regarding such transfers:

  (i)
  as a bona fide gift or gifts; or

  (ii)
  to any trust for their direct or indirect benefit or the immediate family of that party; or

  (iii)
  as a distribution to the limited partners or shareholders of that party; or

  (iv)
  to the affiliates of that party or any investment fund or other entity controlled or managed by that party.

        Notwithstanding the foregoing, VID and our directors and officers may sell our common shares or other securities purchased by them on the open market following the completion of this offering if:

  •
  such sales are not required to be reported to the SEC in accordance with Section 16 of the Exchange Act; and

  •
  the seller does not otherwise voluntary make any public filing or report regarding such sales.

Listing

        Our common shares are listed on the Novo Mercado segment of the BM&FBOVESPA under the symbol "FIBR3." The ADSs are listed on the NYSE under the symbol "FBR."

Price Stabilization, Short Positions

        Until the distribution of the common shares and ADSs is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares or ADSs. However, the representatives may engage in transactions that stabilize the price of the common shares or the ADSs, such as bids or purchases to peg, fix or maintain that price.

        In connection with the offering, the underwriters may purchase and sell our common shares or common shares in the form of ADSs in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of common shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares or the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Naked short sales by the underwriters will require the prior approval of the representatives of the international underwriters. Stabilizing transactions consist of various bids for or purchases of common shares or ADSs made by the underwriters in the open market prior to the completion of the offering.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales and stabilizing transactions may have the effect of raising or maintaining the market price of our common shares and ADSs or preventing or retarding a decline in the market price of our common shares and ADSs. As a result, the price of our common shares and the ADSs may be higher than the price that might otherwise exist in the open market in the absence of these transactions. These transactions, if commenced, may be discontinued at any time. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

        In connection with the Brazilian offering, the Brazilian underwriters may engage in transactions on the BM&FBOVESPA that stabilize, maintain or otherwise affect the price of our common shares. In addition, they may bid for, and purchase, common shares in the open market to cover syndicate short positions or stabilize the price of our common shares.

        These stabilizing transactions may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the absence of these transactions. These transactions, if commenced, may be discontinued at any time. Reports on stabilization activity are required to be furnished to the CVM. Stabilization activities in Brazil may be carried out for up to 30 days from the day after the date of this prospectus supplement. A stabilization activities agreement, in a form approved by the CVM and the BM&FBOVESPA, has been executed simultaneously with the execution of the Brazilian underwriting agreement.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares or ADSs. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory, bank loans, credit facilities, financing services and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

        This prospectus supplement and the accompanying prospectus do not constitute an offer of, or an invitation by or on behalf of, our company or by or on behalf of the international underwriters to subscribe for or purchase any common shares and ADSs in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. The distribution of this prospectus supplement and the offering of the common shares and ADSs in certain jurisdictions may be restricted by law. We and the international underwriters require persons into whose possession this prospectus supplement comes to inform them about, and to observe, any such restrictions.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of common shares or ADSs may be made to the public in that Relevant Member State other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares or ADSs shall require our company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any common shares or ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any common shares or ADSs acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the common shares or ADSs acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any common shares or ADSs being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common shares and ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any common shares or ADSs to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        Our company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

        This prospectus supplement has been prepared on the basis that any offer of common shares or ADSs in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of common shares and ADSs. Accordingly any person making or intending to make an offer in that Relevant Member State of common shares or ADSs which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for our company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither our company nor the underwriters have authorized, nor do they authorize, the making of any offer of common shares and ADSs in circumstances in which an obligation arises for our company or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any common shares or ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares and ADSs to be offered so as to enable an investor to decide to purchase or subscribe the common shares or ADSs, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

        The common shares and ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the common shares, the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, our company, the common shares or ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common shares and ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of common shares and ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common shares or ADSs.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The common shares and ADSs to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares and ADSs offered should conduct their own due diligence on the common shares and ADSs. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

 EXPENSES

        We estimate our expenses in connection with the global offering, other than underwriting discounts and commissions, will be as set forth in the following table.

Expense	Amount (in U.S.$)
SEC registration fee	US$	36,533
New York Stock Exchange supplemental listing fee		51,912
Brazilian fees, including CVM and ANBIMA		715,468
Print and engraving expenses		192,677
Legal fees and expenses		548,757
Audit fees and expenses		192,065
"Road show" expenses and miscellaneous costs		212,760

Total	US$	1,950,171

        All amounts in the above table, except for the Brazilian fees, including CVM and ANBIMA, are estimated and accordingly are subject to change. Some of these expenses are incurred in reais and were converted to U.S. dollars based on the exchange rate of R$1.8223 to US$1.00, which is the selling exchange rate on March 28, 2012 as reported by the Central Bank. We will pay all expenses related to the global offering.

LEGAL MATTERS

        The validity of our common shares and certain other matters of Brazilian law will be passed upon for us by Motta, Fernandes Rocha—Advogados, São Paulo, Brazil and for the underwriters by Lefosse Advogados, São Paulo, Brazil. Certain U.S. legal matters will be passed upon for us by White & Case LLP, São Paulo, Brazil and for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, São Paulo, Brazil.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to our 2011 annual report have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers Auditores Independentes is a member of the Regional Accounting Council (Conselho Regional de Contabilidade—CRC) of the State of São Paulo.

PROSPECTUS

Fibria Celulose S.A.

Common Shares and American Depositary Shares Representing Common Shares

        We may offer the securities described in this prospectus from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We refer to the common shares and the American Depositary Shares, or ADSs, each representing one common share, collectively as the "securities."

        This prospectus describes the general manner in which our securities may be offered using this prospectus. We will provide specific terms and offering prices of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplements carefully before you invest.

        We may offer the securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to investors, on a continuous or delayed basis or through any combination of these methods. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, you should refer to the section entitled "Plan of Distribution" in the applicable prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

        Our common shares are listed on the Novo Mercado segment of the São Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores Mercadorias e Futuros), or the BM&FBOVESPA, under the symbol "FIBR3" and our ADSs are listed on the New York Stock Exchange under the symbol "FBR."

        Investing in our securities involves risks. You should carefully review the "Risk Factors" section set forth in our most recent annual report on Form 20-F, which is incorporated by reference herein, as well as in other reports we file from time to time and, if any, in the applicable prospectus supplement.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 12, 2012.

        You should rely only on the information contained in this prospectus and the applicable prospectus supplement. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell our common shares or the ADSs. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front of those documents.

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using the "shelf" registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell from time to time the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. The applicable prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The applicable prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information incorporated by reference in this prospectus described under "Where You Can Find More Information" and "Incorporation by Reference" before making an investment in our securities.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under "Where You Can Find More Information."

        Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

        You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

        In this prospectus, unless otherwise indicated, all references to "Fibria Celulose," "Fibria," "our company," "we," "our," "ours," "us" or similar terms refer to Fibria Celulose S.A. and its consolidated subsidiaries and jointly controlled companies. All references herein to the "real," "reais" or "R$" are to the Brazilian real, the official currency of Brazil. All references to "U.S. dollars," "dollars" or "U.S.$" are to United States dollars.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual and other reports with the SEC under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

        You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports and other information about issuers like us who file electronically with the SEC. The address of the site is http://www.sec.gov. You may also read and copy certain documents we submit to the New York Stock Exchange at its offices at 20 Broad Street, New York, New York 10005. We maintain an Internet site at http://www.fibria.com/ir. Information contained on our website is not incorporated by reference in, and should not be considered as part of this prospectus, or any accompanying prospectus supplement.

        We are a "foreign private issuer" as defined under Rule 405 of the U.S. Securities Act of 1933, as amended, or the Securities Act. As a result, although we are subject to the informational requirements of the Exchange Act as a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-profit provisions under Section 16 of the Exchange Act and the requirement to file current reports on Form 8-K upon the occurrence of certain material events.

        We are also subject to the informational requirements of the BM&FBOVESPA and the Brazilian Securities Commission (Comissão de Valores Mobiliários, or the CVM). You are invited to read and copy reports, statements or other information, other than any confidential filings, that we have filed with the BM&FBOVESPA and the CVM. Our public filings with the BM&FBOVESPA are electronically available from the BM&FBOVESPA's Internet site at http://www.bmfbovespa.com.br.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

        We incorporate by reference into this prospectus the following documents listed below, which we have already filed with or furnished to the SEC:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2011, filed with the SEC on February 29, 2012 (File No. 001-15018);

  •
  any future annual reports on Form 20-F that we file with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

  •
  any future reports on Form 6-K that we submit to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

        You may request a copy of any and all of the information that has been incorporated by reference into this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at Alameda Santos, 1357 – 6th floor, 01419-908, São Paulo, SP, Brazil, telephone +55 11 2138-4565.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements related to our plans, expectations regarding future events, business strategies and prospects that are subject to risks and uncertainties. These forward-looking statements are set forth under "Item 3. Key Information—Risk Factors," "Item 4. Information on Fibria" and "Item 5. Operating and Financial Review and Prospects" in our most recent annual report on Form 20-F, which annual report is incorporated by reference into this prospectus. Some of the matters discussed concerning our business operations and financial performance include forward-looking statements within the meaning of the Securities Act and the Exchange Act.

        We have based these forward-looking statements largely on our current expectations and estimates about future events and financial trends, which affect or may affect our businesses and results of operations. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us. It is possible that our future performance may differ materially from our current assessments due to a number of factors, including the following:

  •
  our direction and future operation;

  •
  the implementation of our principal operating strategies; including our potential participation in acquisition or joint venture transactions or other investment opportunities;

  •
  general economic, political and business conditions, both in Brazil and in our principal export markets;

  •
  industry trends and the general level of demand for, and change in the market prices of our products;

  •
  existing and future governmental regulation, including tax, labor, pension and environmental laws and regulations and import tariffs in Brazil and in other markets in which we operate or to which we export our products;

  •
  the competitive nature of the industries in which we operate;

  •
  our level of capitalization, including the levels of our indebtedness and overall leverage;

  •
  the cost and availability of financing;

  •
  our compliance with the covenants contained in the instruments governing our indebtedness;

  •
  the implementation of our financing strategy and capital expenditure plans;

  •
  inflation and fluctuations in currency exchange rates, including the Brazilian real and the U.S. Dollar;

  •
  legal and administrative proceedings to which we are or may become a party;

  •
  the volatility of the prices of the raw materials we sell or purchase to use in our business;

  •
  other statements included or incorporated in this prospectus that are not historical; and

  •
  other risk factors discussed under "Item 3. Key Information—Risk Factors" of our most recent annual report on Form 20-F, which annual report is incorporated by reference herein.

        The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, inclusive of, but not limited to, the factors mentioned above. As a result of these risks and uncertainties, investors should not base their decisions to invest in this offering on these estimates or forward-looking statements.

 OUR COMPANY

        We are the world's largest producer of market pulp, according to the independent consulting firm Resource Information Systems Inc. and the Pulp and Paper Products Council, or the PPPC, with an aggregate pulp production capacity of approximately 5.25 million metric tons, representing approximately 30% of the world demand for bleached eucalyptus kraft market pulp, or BEKP, in 2011 according to the PPPC.

        We believe that our BEKP production costs are among the lowest in the world. In 2011, our cash costs per ton of production, including logistics, were 5% less than the average in Brazil, the most competitive market for cellulose, according to the independent consulting firm Hawkins Wright. This important competitive differential is principally due to: (i) the elevated productivity of our forests; (ii) the short harvest cycle of our trees; (iii) the close proximity of our mills and forests; (iv) our strategically located production facilities; (v) the utilization of state-of-the-art technology; and (vi) our economies of scale.

        We produce BEKP in four pulp mills in the States of Espírito Santo, Mato Grosso do Sul, São Paulo and Bahia. In Bahia, we have a 50% interest in Veracel Celulose S.A., or Veracel, a joint venture with the Swedish-Finnish company Stora Enso.

        Our forestry base is broad and diversified, certified by the Forest Stewardship Council® and Cerflor, providing us with a competitive differential. As of December 31, 2011, it was comprised of total forestry land of approximately 1,080 thousand hectares (owned, leased or held in partnership) located in seven Brazilian states. As of December 31, 2011, approximately 612 thousand hectares of our total forestry land consisted of areas planted with eucalyptus, which we expect to supply almost all of the wood we expect to require for our cellulose production, and approximately 405 thousand hectares consisted of conservation areas with native vegetation, or preserved areas.

        We are the controlling shareholders of Portocel Terminal Especializado de Barra do Riacho S.A., or Portocel, in which we hold a 51% interest, which operates the specialized terminal of Barra do Riacho, located three kilometers from our Aracruz unit in the State of Espírito Santo, and has as its principal activity the exportation of part of our production of cellulose.

        The principal destination of our production is the export market; our export sales accounted for 90.1%, 91.4% and 92.5% of our total cellulose sale volumes for the years ended December 31, 2011, 2010 and 2009, respectively.

        Our strategy is to concentrate our sales in the markets for tissue paper and specialized papers, which present less volatility compared to the markets for printing and writing papers. During the year ended December 31, 2011, 54% of the cellulose volume we sold was used in the production of tissue paper, 24% in the production of specialized papers and 22% in the production of printing and writing paper.

        In 2011, Europe continued to be the principal regional consumer of our cellulose, totaling 42% of our cellulose volume sold, followed by North America with 25%, Asia with 23% and other regions such as Latin America and Brazil with 10%.

        Our controlling shareholders are Votorantim Industrial S.A., or VID, and BNDES Participações S.A., or BNDESPAR, which, together, hold 59.76% of our total voting capital. BNDESPAR, an investment branch of the Brazilian National Bank for Economic and Social Development (Banco Nacional do Desenvolvimento), invests in various segments of the Brazilian economy, and VID is a holding company for industrial assets of the Votorantim Group, one of the largest private conglomerates in Brazil.

        Fibria is incorporated under the laws of Brazil under the name Fibria Celulose S.A., as a publicly-held company with unlimited duration. Fibria has the legal status of a stock corporation, operating under the Brazilian corporate law. Our headquarters and principal executive offices are located at Alameda Santos, 1357, 6th floor, 01419-908, São Paulo, SP, Brazil, and our telephone number is 55 11 2138-4565. Our website address is www.fibria.com.br/ir. Information contained on our website is, however, not incorporated by reference in, and should not be considered as part of this prospectus, or any accompanying prospectus supplement.

 USE OF PROCEEDS

        Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes.

 DESCRIPTION OF SHARE CAPITAL

        The following information describes our common stock and provisions of our bylaws. This description is only a summary. You should read and refer to our bylaws incorporated by reference into the registration statement of which this prospectus is a part.

Dividends

        The Brazilian Corporation Law and our bylaws require that we distribute annually to our shareholders a mandatory minimum dividend, which we refer to as the mandatory dividend, equal to a minimum percentage of our net income for the prior year, as that amount may be adjusted in certain circumstances permitted by the Brazilian Corporation Law. Our bylaws require that this minimum percentage be at least 25% of our adjusted net income for the prior fiscal year. The payment of dividends shall be made within a maximum of sixty (60) days from the date of the Shareholders' Meeting or the Board of Directors' meeting approving payment thereof.

        Neither our bylaws nor the Brazilian Corporation Law contain any restriction on the payment of dividends, interest or other payments to holders of common shares not resident in Brazil.

Share Capital

        As of the date hereof, our outstanding, fully paid share capital is R$8,379,397,179.59, comprised of 467,934,646 registered, book-entry common shares, without par value. Under our bylaws, our capital stock may be increased through the issuance of up to 61,690,315 new common shares by resolution of the Board of Directors, irrespective of any amendment or restructuring to our bylaws. Within the limit of our authorized capital, our Board of Directors may:

  (1)
  decide on the issuance of warrants;

  (2)
  based on a plan approved by a Shareholders' Meeting, grant options for the purchase of our common shares to our administrative officers or employees, in which case our shareholders will have no preemptive right for acquisition of such shares; provided that any such stock option plan shall be limited to 1% of our capital stock, and the cumulative limit for all options granted shall be 5% of our capital stock; and

  (3)
  approve an increase of capital stock by means of capitalization of profits or reserves, with or without stock dividends.

        According to our bylaws, we are not permitted to issue either preferred shares or founder's shares.

Voting Rights

        Each common share entitles its holder to one vote at our meetings of shareholders. Neither our bylaws, nor the Brazilian Corporation Law, contain any restriction on voting by non-Brazilian holders of our common shares.

Public Tender Offers

        Our bylaws provide for certain obligations to launch a public tender offer upon the occurrence of certain corporate events affecting us, as described below.

Tender Offers Triggered by Acquisitions of Significant Stakes in Us

        Any Person who subscribes, acquires or in any way becomes a direct or indirect holder in Brazil or elsewhere of a material participation in our share capital shall, within 60 days following the date of the event that results in such person holding a material participation, commence a public tender offer for all of our shares. A material participation is defined in our bylaws as a stake equal to 25% or more of the total number of our issued shares.

        The price per share of a tender offer in the event of the acquisition of a material participation in our share capital shall be the higher of:

  (1)
  the economic value of our shares obtained from an economic-financial appraisal report prepared by an institution or company specialized and with proven experience in evaluating publicly-held companies; and

  (2)
  the trading value of our shares plus a 50% premium applied to such value; under our bylaws, the trading value of our shares shall equal to the higher of: (a) the highest price per Fibria share on any stock exchange on which the shares of Fibria are traded, during the 12-month period prior to the tender offer, and (b) the price per Fibria share in the last issuance of Fibria shares within the 12-month period prior to the date of the tender offer, corrected by the SELIC rate from the date of such issuance to the launching date of the tender offer.

        If the acquirer of a material participation in our share capital does not comply with such obligations (including with respect to meeting the maximum timeframes for (1) commencing the tender offer, or (2) complying with any requests or demands from the CVM, our Board of Directors shall call an Extraordinary Shareholders' Meeting in which such person may not vote to consider the suspension of the exercise of the shareholder rights of that person.

        The requirement to launch a tender offer in the event of acquisition of a material participation in our share capital shall not apply if a person becomes a holder of such stake by virtue of (1) a merger a company with and into Fibria, (2) a stock swap merger of a company with Fibria or (3) the subscription of shares issued by Fibria in a single primary offering approved at a shareholders' meeting of Fibria, called by our Board of Directors with the purpose of increasing our capital pursuant to a share price determined based on economic value.

        The tender offer requirement in the event of acquisitions of a material participation in our share capital shall not apply to shareholders and their successors who on April 30, 2009 held 25% or more of our total issued and outstanding shares, including the parties to the Shareholders' Agreement dated October 29, 2009.

        Furthermore, according to our bylaws, any person holding 10% or more of our shares (other than shares held by our controlling shareholders) who intends to acquire additional Fibria shares must disclose such intention to us and the BM&FBOVESPA, so that an auction can be organized under applicable regulations of the CVM and the BM&FBOVESPA, pursuant to which other market participants may interfere in the bidding process.

Tender Offers Triggered Upon a Disposition of our Control

        A disposition of our control, whether through a single transaction or a series of transactions, shall be contracted subject to the condition that the acquirer of our control launches a tender offer to acquire the shares of our other shareholders, to ensure that our other shareholders are afforded the same treatment that has been afforded to the selling controlling shareholder. Such tender offer shall also be conducted:

  (1)
  in cases in which there is an onerous assignment of rights to subscribe for shares and other securities or rights related to securities convertible into shares, resulting in a disposition of control of Fibria; and

  (2)
  in cases of change of control in a company that holds the power to control us, in which case the seller of control of Fibria shall be obligated to declare to the BM&FBOVESPA the price attributed to Fibria in that transaction and provide documentary evidence of such price.

        However, the obligation to launch a tender offer in the event of a disposition of our control shall not apply in the event that, following a corporate restructuring of a current controlling shareholder of Fibria, any such shareholder ceases to be our direct shareholder, but the controlling power in us remains in the hand of an affiliate of that former controlling shareholder. For purposes of these restructuring cases, affiliates will be deemed to be companies that controls or that directly or indirectly are controlled by the shareholding control of such shareholder.

        A shareholder who executes a private share purchase agreement with one of our controlling shareholders and acquires our control by means of such private agreement is obligated to:

  (1)
  launch a change of control tender; and

  (2)
  pay any former shareholder of Fibria, from which such acquirer purchased Fibria shares in the open market in the six-month period prior to the transfer of our control, the difference between the price paid to such former Fibria shareholder and the price paid to our former controlling shareholder under the private share purchase agreement adjusted by the Brazilian consumer price index (Índice de Preços ao Consumidor—IPCA).

Tender Offers Triggered by Going Private Transactions

        A public tender offer launched by us or our controlling shareholders shall be required in connection with going private transactions, which are transactions pursuant to which our public company license is cancelled or our shares are delisted from the Novo Mercado segment of the BM&FBOVESPA. In connection with a going private tender offer, the minimum tender offer price for our shares shall be equal to our economic value obtained from an appraisal report.

        Such appraisal report shall be prepared by a specialized institution or company with proven experience and that is independent from Fibria, its officers and controlling shareholders, and such report shall indicate the appraisal criteria and comparison elements adopted along with the reasoning supporting the resulting conclusions.

        The choice of the specialized institution or company responsible for determining the economic value of Fibria belongs exclusively to the shareholders' meeting, after presentation by the Board of Directors of a list of three suggested appraisers. The shareholders' meeting that approves such appraiser must be installed on first call with the presence of shareholders representing at least 20% of the issued and outstanding shares of Fibria, or if installed on second call, with the presence of shareholders holding any number of Fibria shares.

        The costs of preparing the appraisal report shall be borne entirely by the offeror of the going private tender offer.

        When ownership of our shares is dispersed (i.e., when our control is exercised by a shareholder holding less than 50% of our capital stock), the following shall apply with respect to a going private tender offer:

  (1)
  in cases where the cancellation of our public company license has been approved at a shareholders' meeting, the tender offer shall be launched by Fibria, and purchases of shares held by shareholders who voted in favor of the resolution shall only be made after the shares of shareholders who voted against such cancellation have first been tendered; and

  (2)
  in cases where our delisting from the Novo Mercado segment of the BM&FBOVESPA has been approved at a shareholders' meeting, the going private tender offer must be launched by shareholders who voted in favor of such delisting.

Allocation of Net Income

        At each annual shareholders' meeting, our bylaws require our Board of Directors to recommend that our adjusted net income for the preceding fiscal year be allocated as follows:

  •
  5% for a legal reserve that will not exceed 20% of our paid-in capital;

  •
  an amount for a contingency reserve;

  •
  at least 25% for mandatory distribution to shareholders, to be distributed within 60 days of the annual shareholders' meeting that approves the distribution; and

  •
  any remaining balance to be allocated in the manner determined by our shareholders, according to the Brazilian Corporation Law.

        Under the Brazilian Corporation Law, payment of the mandatory dividend is not required if the Board of Directors has formally declared such distribution to be inadvisable in view of our financial condition and has provided the shareholders at the annual general shareholders' meeting with an opinion to that effect, which has been reviewed by our Fiscal Council and reported to the CVM five days following such meeting.

Preemptive Rights

        Each of our shareholders has, except in certain circumstances, a preemptive right to subscribe for shares or convertible securities in any capital increase of our company, in proportion to its shareholding. A period of 30 days following the publication of notice of the issuance of convertible securities or shares is allowed for exercise of this preemptive right, and these rights are negotiable.

        According to the Brazilian Corporation Law and our bylaws, the Board of Directors may, at its discretion, exclude the preemptive rights of the shareholders in the issuance of shares, debentures convertible into shares, and subscription warrants made through a sale over the stock exchange or public subscription, or by an exchange for shares, in a public offering for acquisition of a controlling stake, pursuant to the Brazilian Corporation Law.

        With some exceptions, in the event of a capital increase by means of the issuance of new shares, holders of our common shares would have preemptive rights to subscribe to our newly-issued common shares. Under the Brazilian Corporation Law, holders of our common shares are permitted to transfer or dispose of such preemptive right either for consideration or without. Investors may not be able to exercise the preemptive rights relating to the common shares underlying their ADSs unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available.

Liquidation

        Our company shall be liquidated upon the occurrence of certain events provided for in the Brazilian Corporation Law, whereupon a meeting of the shareholders shall determine the form of liquidation, electing the liquidators and the members of our Fiscal Council, which must operate on a mandatory basis during the liquidation period.

Redemption

        According to the Brazilian Corporation Law, we may redeem our shares by a decision approved at an extraordinary general shareholders' meeting. The share redemption may be paid with our net income, profit reserves or capital reserves. If the share redemption is not applicable to all shares of the same class, the redemption will be made by lottery. If custody shares are picked in the lottery and there are no rules established in the custody agreement, the financial institution will specify on a pro rata basis the shares to be redeemed. The redemption of shares of one or more classes shall be approved by shareholders representing at least 50% of the affected classes.

Appraisal Rights

        The Brazilian Corporation Law provides that, under certain circumstances, a shareholder has the right to withdraw his equity interest from our company and to receive payment for the portion of shareholder's equity attributable to his equity interest. Such appraisal right may be exercised by dissenting or non-voting shareholders of Fibria (including any holder of common shares) in the event that a majority of all voting shares outstanding require us to:

  •
  create preferred shares or to disproportionately increase an existing class of preferred shares relative to the other classes of shares, unless such creation or disproportional increase is already provided for, or authorized by, our bylaws, which provision or authorization is not currently contemplated in our bylaws;

  •
  modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or to create a new class with greater privileges than any existing classes of preferred shares;

  •
  reduce the mandatory dividend;

  •
  change our corporate purpose;

  •
  merge us with another company or to consolidate us;

  •
  transfer all of our shares to another company in order to make us a wholly-owned subsidiary of such company, known as a stock swap merger (incorporação de ações);

  •
  approve the acquisition of control of another company, at a price which exceeds certain limits set forth in the Brazilian Corporation Law;

  •
  approve our participation in a centralized group of companies, as defined under the Brazilian Corporation Law; and

  •
  conduct a spin-off that results in (a) a change of our corporate purposes, except if the assets and liabilities of the spun-off company are contributed to a company that is engaged in substantially the same activities, (b) a reduction in the mandatory dividend or (c) our participation in a centralized group of companies, as defined under the Brazilian Corporation Law.

        In addition, in the event that the entity resulting from a stock swap merger (incorporação de ações), a consolidation or a spin-off of a listed company fails to become a listed company within 120 days of the shareholders' meeting at which the decision to undertake such transaction was taken, the dissenting or non-voting shareholders may also exercise appraisal rights.

        Appraisal rights lapse 30 days after publication of the minutes of the relevant shareholders' meeting. We would be entitled to reconsider any action giving rise to appraisal rights within ten days following the expiration of such rights if the aggregate amount to be paid by our company for the shares of dissenting shareholders could jeopardize our financial stability.

        The Brazilian Corporation Law allows companies to pay for any of their shares being redeemed as a result of appraisal rights or otherwise at their economic value, subject to certain requirements. Because our bylaws currently do not provide that our shares would be redeemable at their economic value, our shares would be redeemable at their book value, determined on the basis of the last balance sheet approved by our shareholders. If the shareholders' meeting giving rise to redemption rights occurs more than 60 days after the date of the last approved balance sheet, a shareholder may demand that its shares be valued on the basis of a new balance sheet as of a date within 60 days of such shareholders' meeting.

        Pursuant to the Brazilian Corporation Law, in events of our consolidation, merger, (incorporação de ações), entry into a group of companies, or acquisition of control of another company, appraisal rights are not available if the subject shares meet certain market liquidity and dispersion tests. In these cases, shareholders will not be entitled to appraisal rights if: (1) their shares are part of a general securities index in Brazil or abroad, and (2) the controlling shareholder, the controlling company or other companies under their control hold less than half of the outstanding shares of the relevant type or class.

Form and Transfer

        Because our shares are in registered book-entry form, the transfer of shares is made under Section 35 of the Brazilian Corporation Law, which determines that a transfer of shares is effected by an entry made by the registrar, by debiting the share account of the transferor and crediting the share account of the transferee. Banco Itaú S.A. performs safekeeping, share transfer and other related services for us.

        Transfers of shares by a foreign investor are made in the same way and executed by that investor's local agent on the investor's behalf except that, if the original investment was registered with the Brazilian Central Bank, or the Central Bank, pursuant to Resolution No. 2,689/00 of the Central Bank, the foreign investor, through its local agent, should also seek amendment, if necessary, of the electronic certificate of registration to reflect the new ownership.

        The BM&FBOVESPA operates a central clearing system. A holder of our shares may choose, at its discretion, to hold our shares through this system, and all shares elected to be put into the system will be deposited in custody with the relevant stock exchange (through a Brazilian institution duly authorized to operate by the Central Bank having a clearing account with the relevant stock exchange). The fact that those shares are subject to custody with the relevant stock exchange will be reflected in our register of shareholders. Each participating shareholder will, in turn, be registered in our register of beneficial shareholders maintained by the relevant stock exchange and will be treated in the same way as a registered shareholder.

Shareholders' General Meetings

        Under the Brazilian Corporation Law, shareholders are empowered to take any action relating to our corporate purpose and to pass any resolutions they deem necessary at our shareholders' meetings. The review and approval of our financial statements and the determination of the allocation of our net income with respect to each fiscal year occur at our annual general shareholders' meeting which must be convened within four months following such fiscal year. The election of our directors and members of our Fiscal Council typically takes place at the annual general shareholders' meeting.

        An extraordinary general shareholders' meeting may be held concurrently with the annual general shareholders' meeting. Pursuant to our bylaws and the Brazilian Corporation Law, the following actions, among others, may only be taken at a general shareholders' meeting:

  •
  amendment of our bylaws, including amendment of our corporate purpose;

  •
  election and dismissal, at any time, of members of our Board of Directors and members of our Fiscal Council;

  •
  determination of the aggregate compensation of our Board of Directors and Board of Executive Officers, as well as our Fiscal Council's compensation;

  •
  approval of stock splits and reverse stock splits;

  •
  approval of a stock option plan for management and employees of Fibria and other companies directly or indirectly controlled by Fibria without preemptive rights to shareholders;

  •
  approval of our management's accounts and the financial statements prepared by our management;

  •
  allocation of our net income and distribution of dividends; according to our bylaws, our Board of Directors may authorize the distribution of interim dividends as an advance on the annual dividends and approve the payment or crediting of interest attributable to equity;

  •
  cancellation of our registration with the CVM as a publicly-held company;

  •
  authorization for the issuance of convertible debentures or secured debentures;

  •
  suspension of the rights of any shareholder who has violated the Brazilian Corporation Law or our bylaws;

  •
  acceptance or rejection of the valuation of in-kind contributions offered by a shareholder in consideration for shares of our capital stock;

  •
  approval of our transformation into a limited liability company or any other corporate form;

  •
  appointment of a specialized company responsible for determining our economic value from a list of three companies suggested by our Board of Directors, for purposes of the tender offers required under our bylaws in connection with the acquisition of significant stakes in us or going private transactions;

  •
  reduction in the percentage of mandatory dividends;

  •
  participation in a centralized group of companies;

  •
  change in our core business or corporate purpose;

  •
  approval of any merger, consolidation with another company or spin-off;

  •
  our delisting from the Novo Mercado segment of the BM&FBOVESPA;

  •
  approval of any dissolution or liquidation, the appointment and dismissal of the respective liquidator and the official review of the reports prepared by him or her; and

  •
  authorization to petition for bankruptcy or request for judicial or extrajudicial restructuring.

        According to the Brazilian Corporation Law, neither a company's bylaws nor actions taken at a shareholders' meeting may deprive a shareholder of specific rights, such as:

  •
  the right to participate in the distribution of profits;

  •
  the right to participate equally and ratably in any remaining residual assets in the event of liquidation of a company;

  •
  the right to preemptive rights in the event of subscription of shares, convertible debentures or subscription warrants, except in some specific circumstances under the Brazilian Corporation Law;

  •
  the right to inspect and monitor the management of the company's business in accordance with the Brazilian Corporation Law;

  •
  the right to vote at any shareholders meeting; and

  •
  the right to withdraw from the company in the cases specified under the Brazilian Corporation Law.

        However, a general shareholders' meeting may suspend the rights of any shareholder who fails to fulfill any obligation imposed by law or the bylaws of the company, which suspension shall be lifted as soon as the obligation has been fulfilled.

Quorum for our Shareholders' General Meetings

        As a general rule, the Brazilian Corporation Law provides that a quorum at a shareholders' general meeting consists of shareholders representing at least 25% of a company's issued and outstanding voting capital on the first call and, if that quorum is not reached, any percentage on the second call. A quorum for the purposes of amending our bylaws consists of shareholders representing at least two-thirds of our issued and outstanding voting capital on the first call and any percentage on the second call.

        As a general rule, the affirmative vote of shareholders representing at least the majority of our issued and outstanding common shares present in person or represented by proxy at a shareholders' general meeting is required to ratify any proposed action, with abstentions not taken into account. However, the affirmative vote of shareholders representing one-half of our issued and outstanding voting capital is required to:

  •
  create a class of preferred shares or to disproportionately increase an existing class of preferred shares relative to the other classes of shares, unless such action is provided for or authorized by our bylaws, which provision or authorization is not currently contemplated in our bylaws;

  •
  modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or to create a new class with greater privileges than any existing class of preferred shares;

  •
  reduce the percentage of mandatory dividends;

  •
  change our corporate purpose;

  •
  merge or consolidate our company with another company;

  •
  spin-off a portion of our assets or liabilities;

  •
  approve our participation in a centralized group of companies (as defined in the Brazilian Corporation Law);

  •
  apply for cancellation of any voluntary liquidation;

  •
  approve our dissolution; and

  •
  approve the merger of all our shares into another company (incorporação de ações).

        Shareholder resolutions seeking to amend or exclude Section 32 of our bylaws, dealing with tender offers in the event of acquisitions of significant stakes in us, shall be approved by shareholders holding a majority of the votes present at one of our shareholders' meeting, provided that a minimum of 30% of our total issued and outstanding voting stock must vote in favor of such resolution.

Notice of our Shareholders' General Meetings

        According to the Brazilian Corporation Law, notice of our shareholders' general meetings must be published at least three times in the Diário Oficial do Estado de São Paulo, the official newspaper of the State of São Paulo, and in another widely circulated newspaper in this state, previously chosen at an annual shareholders' meeting, which in our case is O Valor Econômico. The first notice must be published no later than 15 days before the date of the meeting on the first call, and no later than eight days before the date of the meeting on the second call. However, in certain circumstances, the CVM may require, upon request of any shareholder, that the first notice be published 30 days prior to the meeting. In addition, upon request of any shareholder, the CVM may suspend for up to 15 days the required prior notice of the extraordinary general shareholders' meeting so that the requesting shareholder may become familiar with, and analyze, the proposal to be voted upon at such meeting. Such call notice in all circumstances shall contain the agenda for the meeting and, in case of an amendment to our bylaws, a summary of the proposed amendment.

Who May Call our Shareholders' General Meetings

        According to the Brazilian Corporation Law, our Board of Directors may call a general shareholders' meeting. Shareholders' meetings may also be called by:

  •
  any shareholder, if our directors fail to call a shareholders' general meeting within 60 days after the date they were required to do so under applicable laws and our bylaws;

  •
  shareholders holding at least 5% of our share capital if our directors fail to call a meeting within eight days after receipt of a grounded request to call the meeting by those shareholders, and such request must indicate the proposed agenda;

  •
  shareholders holding at least 5% of our share capital if our directors fail to call a meeting within eight days after receipt of a request to call a shareholders' meeting to install the Fiscal Council; and

  •
  our Fiscal Council, if our Board of Directors delays calling an annual general shareholders' meeting for more than one month. Our Fiscal Council may also call an extraordinary general shareholders' meeting at any time if it believes that there are significant or urgent matters to be addressed.

        When ownership of our shares is dispersed, the Chairman of the Board of Directors shall call an Extraordinary Shareholders' Meeting to replace the entire Board of Directors if the BM&FBOVESPA determines that Fibria's common shares be suspended from trading on the Novo Mercado segment of the BM&FBOVESPA because of non-compliance with the obligations set forth in the Novo Mercado Listing Rules.

        If such Extraordinary Shareholders' Meeting is not timely called by the Chairman of the Board of Directors, such Extraordinary Shareholders' Meeting may be called by any shareholder of Fibria.

Conditions for Admission at our General Shareholders' Meetings

        A shareholder may be represented at a shareholders' general meeting by a proxy, as long as the proxy is appointed less than a year before such general shareholders' meeting. The proxy must be either a shareholder, an executive officer of our company, a lawyer or a financial institution. An investment fund must be represented by its investment fund officer.

        Shareholders attending a general shareholders' meeting must deliver proof of their status as shareholders and proof that they hold the shares they intend to vote by delivery of proper identification and a receipt issued by the custodian agent of our shares.

Board of Directors

        Under our bylaws, our Board of Directors consists of nine members and an equal number of alternates. The members of our Board of Directors are elected at the annual shareholders' meeting for a term of two years and may be reelected. The Brazilian Corporation Law requires each director to hold at least one of our shares. At least 20% of the directors must be independent (as defined in the Novo Mercado Listing Rules).

Fiscal Council

        Under our bylaws, our Fiscal Council shall operate permanently and shall be comprised of three to five members and an equal number of alternates.

Arbitration

        Under our bylaws, we, our shareholders, directors, and the members of our Fiscal Council agree to resolve by arbitration, any and all disputes or disagreements that may arise among us, related to or deriving from the application, validity, effectiveness, interpretation, violation and its effects, of the provisions of the Brazilian Corporation Law, our bylaws and the rules promulgated by the National Monetary Council (Conselho Monetário Nacional), the Central Bank and the CVM, as well other rules applicable to the working of capital markets in general. Such arbitration shall be conducted pursuant to the rules of arbitration of the Market Chamber of Arbitration (Câmara de Arbitragem do Mercado) of the Novo Mercado segment of the BM&FBOVESPA.

 DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

        Citibank, N.A. acts as the depositary bank for our American Depositary Shares. Citibank's depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs." The depositary bank typically appoints a custodian to safe keep the securities on deposit. In our case, the custodian is Banco Itaú S.A.

        We appointed Citibank as depositary bank pursuant to the Second Amended and Restated Deposit Agreement, dated as of August 12, 2009, or the Deposit Agreement. A draft copy of the Deposit Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part with the SEC. You may obtain a copy of the Deposit Agreement from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and from the SEC's website (www.sec.gov). Please refer to Registration Number 333-160187 when retrieving such copy.

        We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the Deposit Agreement and not by this summary. We urge you to review the Deposit Agreement in its entirety.

        Each ADS represents the right to receive one fully paid common share on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

        If you become an owner of ADSs, you will become a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The Deposit Agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The Deposit Agreement and the ADRs are governed by New York law. However, our obligations to the holders of shares will continue to be governed by the laws of Brazil, which are different from the laws in the United States.

        Applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us nor any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

        As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the "direct registration system" or "DRS"). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the "holder." When we refer to "you," we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

        As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

        Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the Brazilian laws and regulations.

        The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

        The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement.

Distributions of Shares

        Whenever we make a free distribution of shares for the securities on deposit with the custodian, we will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the shares deposited or modify the ADS-to-share ratio, in which case each ADS you hold will represent rights and interests in the additional shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

        The distribution of new ADSs or the modification of the ADS-to-share ratio upon a distribution of shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new shares so distributed.

        No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the shares received upon the terms described in the Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

        Whenever we intend to distribute rights to purchase additional shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

        The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the Deposit Agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new shares other than in the form of ADSs.

        The depositary bank will not distribute the rights to you if:

  •
  we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

  •
  we fail to deliver satisfactory documents to the depositary bank; or

  •
  it is not reasonably practicable to distribute the rights.

        The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

        Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

        The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the Deposit Agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

        If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Brazil would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

        Whenever we intend to distribute property other than cash, shares or rights to purchase additional shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

        If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the Deposit Agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

        The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

        The depositary bank will not distribute the property to you and will sell the property if:

  •
  we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

  •
  we do not deliver satisfactory documents to the depositary bank; or

  •
  the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

        The net proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

        Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the Deposit Agreement, the depositary bank will provide notice of the redemption to the holders.

        The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the Deposit Agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Shares

        The shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

        If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the Deposit Agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Shares

        The depositary bank may create ADSs on your behalf if you or your broker deposit shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares to the custodian. Your ability to deposit shares and receive ADSs may be limited by U.S. and Brazilian legal considerations applicable at the time of deposit.

        The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

        When you make a deposit of shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

  •
  The shares are duly authorized, validly issued, fully paid, non assessable and legally obtained.

  •
  All preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised.

  •
  You are duly authorized to deposit the shares.

  •
  The shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the Deposit Agreement).

  •
  The shares presented for deposit have not been stripped of any rights or entitlements.

        If any of the representations or warranties is incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to attempt to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

        As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

  •
  ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

  •
  provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

  •
  provide any transfer stamps required by the State of New York or the United States; and

  •
  pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, upon the transfer of ADRs.

        To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, upon a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

        As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying shares at the custodian's offices. Your ability to withdraw the shares may be limited by U.S. and Brazilian legal considerations applicable at the time of withdrawal. In order to withdraw the shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the Deposit Agreement.

        If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

        You will have the right to withdraw the securities represented by your ADSs at any time except for:

  •
  Temporary delays that may arise because (1) the transfer books for the shares or ADSs are closed, or (2) shares are immobilized on account of a shareholders' meeting or a payment of dividends.

  •
  Obligations to pay fees, taxes and similar charges.

  •
  Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

        The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

        As a holder, you generally have the right under the Deposit Agreement to instruct the depositary bank to exercise the voting rights for the shares represented by your ADSs.

        At our request, the depositary bank will distribute to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

        If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder's ADSs in accordance with such voting instructions.

        If the depositary bank does not timely receive voting instructions from a holder of ADSs or if the depositary bank receives timely voting instructions from a holder of ADSs which fail to specify the manner in which the securities represented by the holder's ADSs are to be voted, the depositary bank will deem the holder of the ADSs to have instructed the depositary bank to vote in favor of the proposed resolutions but only for those resolutions that our Board of Directors has submitted to a vote of holders of shares.

        Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and Charges

        As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees

Issuance of ADSs	Up to U.S. 5¢ per ADS issued
Cancellation of ADSs	Up to U.S. 5¢ per ADS canceled
Distribution of cash dividends or other cash distributions	Up to U.S. 2¢ per annum per ADS held
Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights	Up to U.S. 5¢ per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
Depositary Services	Up to U.S. 2¢ per annum per ADS held on the applicable record date(s) established by the depositary bank

        As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

  •
  Fees for the transfer and registration of shares charged by the registrar and transfer agent for the shares in Brazil (i.e., upon deposit and withdrawal of shares).

  •
  Expenses incurred for converting foreign currency into U.S. dollars.

  •
  Expenses for cable, telex and fax transmissions and for delivery of securities.

  •
  Taxes and duties upon the transfer of securities (i.e., when shares are deposited or withdrawn from deposit).

  •
  Fees and expenses incurred in connection with the delivery or servicing of shares on deposit.

        Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

        In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the Deposit Agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

        The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the Deposit Agreement upon such terms and conditions as we and the depositary bank may agree from time to time.

Amendments and Termination

        We may agree with the depositary bank to modify the Deposit Agreement at any time without your consent. We undertake to give holders 30 days' prior notice of any modifications that would materially prejudice any of their substantial rights under the Deposit Agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

        You will be bound by the modifications to the Deposit Agreement if you continue to hold your ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent you from withdrawing the shares represented by your ADSs (except as permitted by law).

        We have the right to direct the depositary bank to terminate the Deposit Agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary bank must give notice to the holders at least thirty (30) days before termination. Until termination, your rights under the Deposit Agreement will be unaffected.

        After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

        The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the Deposit Agreement.

        The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

        The Deposit Agreement limits our obligations and the depositary bank's obligations to you. Please note the following:

  •
  We and the depositary bank are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.

  •
  The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.

  •
  The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in shares, for the validity or worth of the shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the Deposit Agreement, for the timeliness of any of our notices or for our failure to give notice or for any actions of or failure to act by, or any information not provided by DTC or any participant in DTC.

  •
  We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.

  •
  We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

  •
  We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in our bylaws or in any provisions of or governing the securities on deposit.

  •
  We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

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  We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of shares but is not, under the terms of the Deposit Agreement, made available to you.

  •
  We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

  •
  We and the depositary bank also disclaim liability for any consequential or punitive damages resulting from any breach of the terms of the Deposit Agreement.

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  We, the depositary bank and the custodian disclaim any liability for any action or failure to act by any holder or any beneficial owner of ADSs relating to their obligations under Brazilian law or regulation relating to foreign investment in Brazil and the withdrawal of Shares upon cancellation of ADSs.

Pre-Release Transactions

        The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of shares or release shares before receiving ADSs for cancellation. These transactions are commonly referred to as "pre-release transactions." The Deposit Agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

        You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

        The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

        The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

        If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

  •
  Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

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  Distribute the foreign currency to holders for whom the distribution is lawful and practical.

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  Hold the foreign currency (without liability for interest) for the applicable holders.

 TAXATION

        The following summary contains a description of the principal Brazilian and U.S. federal income tax consequences of the ownership and disposition of our common shares or ADSs, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to hold common shares or ADSs. The summary is based upon the tax laws of Brazil and regulations thereunder and on the federal income tax laws of the United States thereunder as of the date hereof, both of which are subject to change. Holders of our common shares or ADSs should consult their own tax advisers as to the tax consequences of the ownership and disposition of our common shares or ADSs in their particular circumstances.

        Although there is at present no income tax treaty between Brazil and the United States, we understand that the tax authorities of the two countries have had discussions that may culminate in such a treaty in the future. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. holders of common shares or ADSs.

Brazilian Tax Considerations

        The following discussion summarizes the principal Brazilian tax consequences of the ownership and disposition of common shares or ADSs by a non-Brazilian holder. This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax adviser about the Brazilian tax consequences of investing in common shares or ADSs.

Taxation of Dividends

        Dividends paid by us from profits of periods beginning on or after January 1, 1996 (1) to the depositary bank in respect of common shares underlying ADSs or (2) to a non-Brazilian holder in respect of common shares will generally not be subject to Brazilian income tax withholding.

Taxation of Gains

        According to Article 26 of Law No. 10,833 of December 29, 2003, which came into force on February 1, 2004, capital gains realized on the disposition of assets located in Brazil by non-Brazilian residents, whether or not to other non-residents and whether made outside or within Brazil, are subject to taxation in Brazil at a rate of 15%, or 25% if made by investors domiciled in a Low or Nil Taxation Jurisdiction (see discussion below under "—Discussion on Low or Nil Tax Jurisdictions"). Although we believe that the ADSs will not fall within the definition of assets located in Brazil for the purposes of Law No. 10,833, considering the general and unclear scope of Law No. 10,833 and the absence of any judicial guidance in respect thereof, we are unable to predict whether such interpretation will ultimately prevail in the Brazilian courts.

        Gains realized by non-Brazilian holders on dispositions of common shares in Brazil or in transactions with Brazilian residents may be exempt from Brazilian income tax or taxed at a rate of 15% or 25%, depending on the circumstances. Gains realized through transactions on Brazilian stock exchanges, if carried out in accordance with Resolution CMN 2,689, as described below, are exempt from Brazilian income tax or subject to income tax at a rate of 15% if the gain is realized by a Low or Nil Taxation Jurisdiction Holder (as defined below). Gains realized through transactions on Brazilian stock exchanges are otherwise subject to Brazilian income tax at a rate of 15% and also to Brazilian withholding tax at a rate of 0.005% (the withholding tax may offset the Brazilian income tax due on eventual capital gain). Gains realized through transactions with Brazilian residents or through transactions in Brazil not on the Brazilian stock exchanges are subject to tax at a rate of 15%, or 25% if realized by investors resident in a Low or Nil Taxation Jurisdiction. Non-Brazilian holders should consult their own advisors on the applicable income tax rate.

        Non-Brazilian holders of common shares registered under Resolution CMN 2,689 (which, pursuant to Resolution No. 1,927, includes ADSs) and which as of March 31, 2000 superseded the Annex IV Regulations, may be subject to favorable tax treatment as described above if the investor has:

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  appointed a representative in Brazil with power to take action relating to the investment in common shares;

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  registered as a foreign investor with the CVM; and

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  registered its investment in common shares with the Central Bank.

        Under Resolution CMN 2,689, securities held by foreign investors must be maintained under the custody of, or in deposit accounts with, financial institutions duly authorized by the Central Bank and the CVM. In addition, securities trading are restricted under Resolution CMN 2,689 to transactions on Brazilian stock exchanges or qualified over-the-counter markets. The preferential treatment afforded under Resolution CMN 2,689 and afforded to investors in ADSs is not available to investors resident or domiciled in tax havens.

        There can be no assurance that the current preferential treatment for non-Brazilian holders of common shares under Resolution CMN No. 2,689 will be maintained.

        Gain on the disposition of common shares, subject to the tax treatment described above, is measured by the difference between the amounts in Brazilian currency realized on the sale or exchange and the acquisition cost of the shares sold, measured in Brazilian currency, without any correction for inflation. The acquisition cost of shares registered as an investment with the Central Bank is calculated on the basis of the foreign currency amount registered with the Central Bank.

        There is a possibility that gains realized by a non-Brazilian holder upon the redemption of common shares will be treated as gains from the disposition of such common shares to a Brazilian resident from a stock exchange and will accordingly be subject to tax at a rate of 15%, or 25% if realized by investors resident in a Low or Nil Taxation Jurisdiction.

        Any exercise of preemptive rights relating to common shares or ADSs should not be subject to Brazilian taxation. Gains on the sale or assignment of preemptive rights relating to common shares should be subject to the same tax treatment applicable to a sale or disposition of our common shares.

        The deposit of common shares in exchange for the ADSs may be subject to Brazilian income tax if the amount previously registered with the Central Bank as a foreign investment in our common shares is lower than:

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  the average price per common share on the BM&FBOVESPA on the day of the deposit; or

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  if no common shares were sold on that day, the average price per common share on the BM&FBOVESPA during the fifteen preceding trading sessions.

        The difference between the amount previously registered and the average price of the common shares, calculated as set forth above, may be considered by the tax authorities as a capital gain subject to income tax. Unless the common shares were held in accordance with Resolution CMN 2,689, in which case the exchange would be tax-free, the capital gain will be subject to income tax at the following rates: (1) 15%, for gains realized through transactions that were conducted on Brazilian stock exchanges; or (2) 15%, or 25% if realized by investors resident in Low or Nil Taxation Jurisdiction, for gains realized through transactions in Brazil that were not conducted on the Brazilian stock exchanges.

        The cancellation of ADSs in exchange for common shares is not subject to Brazilian income tax, but is subject to the IOF/Exchange tax as described below. If such non-Brazilian holder does not qualify under Resolution CMN 2,689, it will be subject to the less favorable tax treatment described above in respect of exchanges of common shares.

        There can be no assurance that the current favorable tax treatment of 2,689 Holders will continue in the future.

Discussion on Low or Nil Tax Jurisdictions

        For purposes of Brazilian law, Low or Nil Tax Jurisdictions are countries and jurisdictions that do not tax income or that have a maximum income tax rate lower than 20%. Since 1998, the Brazilian Internal Revenue Service has issued acts expressly listing the countries/jurisdictions that are considered low or nil tax jurisdictions. Currently, the tax authorities have deemed approximately 65 countries to be low or nil tax jurisdictions pursuant to Normative Instruction No. 1,037/2010, article 1.

        Under Brazilian tax legislation, holders domiciled in Low or Nil Tax Jurisdictions, or Low or Nil Tax Jurisdiction Holders, are: (1) subject to a higher rate of withholding tax on income and capital gains; (2) not entitled to exemptions for investments in the Brazilian capital markets; (3) subject to automatic application of transfer pricing rules in transactions with Brazilian legal entities that are resident in Brazil; and (4) subject to thin capitalization rules on debt with legal entities that are resident in Brazil.

        On June 24, 2008, Law No. 11,727 introduced the concept of "privileged tax regime", which is a tax regime that: (1) does not tax income or taxes it at a maximum rate lower than 20.0%; (2) grants tax benefits to non-resident entities or individuals (a) without the requirement to carry out a substantial economic activity in the country or dependency or (b) contingent to the non-exercise of a substantial economic activity in the country or dependency; (3) does not tax or that taxes the income generated abroad at a maximum rate lower than 20%; or (4) does not provide access to information related to shareholding composition, ownership of assets and rights or economic transactions carried out. According to article 2 of Normative Instruction 1,037/2010, LLCs incorporated in the United States, among others, are listed as privileged tax regimes by the tax authorities.

        In principle, the best interpretation of Law No. 11,727/08 leads us to conclude that the new concept of "privileged tax regime" should be solely applied for purposes of transfer pricing rules in export and import transactions. However, due to the recent enactment of this Law, we are unable to ascertain whether or not the privileged tax regime concept will be extended to the concept of Low or Nil Tax Jurisdiction. The provisions of Law No. 11,727/08 that refer to the "privileged tax regime" came into effect on January 1, 2009. Although we are of the opinion that the concept of privileged tax regime should not affect the tax treatment of a non-resident shareholder described above, we cannot assure you whether subsequent legislation or interpretations by the Brazilian tax authorities regarding the definition of privileged tax regime will extend such concept to the tax treatment of a non-resident shareholder described above.

        Prospective purchasers should therefore consult with their own tax advisors regarding the consequences of the implementation of Law No. 11,727, Normative Instruction No. 1,037/2010 and of any related Brazilian tax laws or regulations concerning low or nil tax jurisdictions and privileged tax regimes.

Distributions of Interest on Capital

        A Brazilian corporation may make payments to its shareholders characterized as interest on the corporation's capital as an alternative form of making dividend distributions. See "Description of Share Capital—Dividends." The rate of interest may not be higher than the TJLP, as determined by the Central Bank from time to time. The total amount distributed as interest on capital may not exceed, for tax purposes, the greater of:

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  50% of net income for the year in respect of which the payment is made, after the deduction of social contribution or net profits and before (1) making any deduction for corporate income taxes paid and (2) taking such distribution into account; or

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  50% of retained earnings for the year prior to the year in respect of which the payment is made.

        Distributions of interest on capital paid to Brazilian and non-Brazilian holders of common shares, including payments to the depositary bank in respect of common shares underlying ADSs, are deductible by us for Brazilian tax purposes up to the limit mentioned above. Such payments are subject to Brazilian income tax withholding at the rate of 15%, except for payments to beneficiaries who are exempt from tax in Brazil. Beneficiaries domiciled in low or nil tax jurisdictions are subject to withholding at a 25% rate.

Other Brazilian Taxes

        There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of the common shares or ADSs by a non-Brazilian holder except for gift and inheritance taxes levied by some states in Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or in the relevant state to individuals or entities that are resident or domiciled within such state in Brazil. There is no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of common shares or ADSs.

Tax on Foreign Exchange and Financial Transactions

Tax on foreign exchange transactions, or the "IOF/Exchange Tax"

        Brazilian law imposes the IOF/Exchange Tax on the conversion of reais into foreign currency and on the conversion of foreign currency into reais. The Brazilian government increased the tax rate related to foreign investments in the Brazilian financial and capital markets to 6.0%, including investments made pursuant to Resolution CMN 2,689, with an exception made for the inflow of funds in connection with variable income investments carried out within BM&FBOVESPA which is subject to a less burdensome 2.0% IOF/Exchange rate. As a result, any non-Brazilian holder will be subject to a 2.0% tax upon transferring foreign currency to Brazil to purchase our common shares on the BM&FBOVESPA. Such 2.0% IOF/Exchange rate also applies on the symbolic and simultaneous foreign exchange transaction required for the purpose of cancellation of ADSs in exchange for common shares.

        The outflow of funds from Brazil related to investments carried out pursuant to Resolution CMN 2,689, including for dividend payments and returns of capital, remains subject to the 0% rate. In any case, the Brazilian Government is permitted to increase the rate at any time up to 25%. However, any increase in rates may only apply to future foreign exchange transactions.

Tax on transactions involving bonds and securities, or the "IOF/Bonds Tax"

        Brazilian law imposes the IOF/Bonds Tax on transactions involving bonds and securities, including those carried out on a Brazilian stock exchange. The rate of IOF/Bonds Tax applicable to transactions involving the deposit of common shares in exchange for ADSs is currently 1.5%. The rate is applied to the product of the number of common shares received and the closing price for those shares on the date prior to the transfer, or if such closing price is not available, the last available closing price for such shares.

U.S. Federal Income Tax Considerations

        The following are the material U.S. federal income tax consequences to a U.S. Holder described below of owning and disposing of our common shares or ADSs, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person's decision to hold or dispose of such securities. The discussion applies only to a U.S. Holder that holds common shares or ADSs as "capital assets" for U.S. federal tax purposes and it does not describe all tax consequences that may be relevant to U.S. Holders subject to special rules, such as:

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  certain financial institutions;

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  insurance companies;

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  dealers or traders in securities or foreign currencies who use a mark-to-market of tax accounting;

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  persons holding common shares or ADSs as part of a hedge, "straddle," integrated transaction or similar transaction;

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  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

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  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

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  persons liable for the alternative minimum tax;

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  tax-exempt entities, including an "individual retirement account" or Roth IRA;

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  persons holding shares in connection with a trade or business conducted outside of the United States; or

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  persons holding our common shares or ADSs that own or are deemed to own ten percent or more of our voting stock.

        If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding our common shares or ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of our common shares or ADSs.

        This discussion is based on the Internal Revenue Code of 1986, as amended, or the "Code," administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly with retroactive effect. It is also based in part on representations made by the depositary and assumes that each obligation under the Deposit Agreement and any related agreement will be performed in accordance with its terms.

        A "U.S. Holder" is a holder who, for U.S. federal tax purposes, is a beneficial owner of common shares or ADSs that is:

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  a citizen or individual resident of the United States;

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  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust (or otherwise if the trust has a valid election in effect under current Treasury regulations to be treated as a U.S. person).

        In general, a U.S. Holder that owns ADSs will be treated as the owner of the underlying common shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying common shares represented by those ADSs.

        The U.S. Treasury has expressed concern that parties to whom ADSs are released before delivery of shares to the depositary or intermediaries in the chain of ownership between U.S. holders and the issuer of the security underlying the ADSs may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. holders of ADSs. Such actions include, for example, a pre-release of an ADS by a depositary. Such actions would also be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of Brazilian taxes and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by such parties or intermediaries in the chain of ownership between the holder of an ADS and our company.

        U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of common shares or ADSs in their particular circumstances.

Taxation of Distributions

        Subject to the discussion below under "—Passive Foreign Investment Company Rules," distributions paid on our common shares or ADSs, other than certain pro rata distributions of our common shares or ADSs, will generally be treated as dividends to the extent such distribution is actually or constructively paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends paid by qualified foreign corporations to certain non-corporate U.S. Holders in taxable years beginning before January 1, 2013 are taxable at favorable rates, subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid on stock that is readily tradable on a securities market in the United States, such as the New York Stock Exchange where our ADSs are traded. U.S. Holders should consult their tax advisers to determine whether a favorable rate will apply to dividends they receive and whether they are subject to any special rules that limit their ability to be taxed at a favorable rate.

        The amount of a dividend will include any amounts that we withhold in respect of Brazilian taxes on the distribution. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code. Dividends will be included in a U.S. Holder's income on the date of the U.S. Holder's or, in the case of ADSs, the depositary's receipt of the dividend. The amount of any dividend income paid in reais will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of such receipt regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of its receipt.

Sale or Other Disposition of Common Shares or ADSs

        Subject to the discussion below under "—Passive Foreign Investment Company Rules," for U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of our common shares or ADSs will be capital gain or loss. The amount of the gain or loss will equal the difference between the U.S. Holder's tax basis in our common shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. If a Brazilian tax is withheld on the sale or disposition of our common shares or ADSs, a U.S. Holder's amount realized will include the gross amount of the proceeds of such sale or disposition before deduction of the Brazilian tax. See "—Brazilian Tax Considerations—Taxation of Gains" for a description of when a disposition may be subject to taxation by Brazil.

Foreign Tax Credits in Respect of Brazilian Taxes

        Subject to the various limitations and disallowance rules that apply to foreign tax credits generally, which may vary depending upon a U.S. Holder's circumstances, and subject to the discussion above regarding concerns expressed by the U.S. Treasury and the discussion below under "—Passive Foreign Investment Company Rules," Brazilian income taxes withheld from dividends on our common shares or ADSs generally will be creditable against a U.S. Holder's U.S. federal income tax liability.

        In such case, a U.S. Holder will be entitled to use foreign tax credits to offset only the portion of its U.S. tax liability that is attributable to foreign-source income. This limitation on foreign taxes eligible for credit is calculated separately with regard to specific classes of income. Because a U.S. Holder's gains from the sale or exchange of our common shares or ADSs will generally be treated as U.S.-source income, this limitation may preclude a U.S. Holder from claiming a credit for all or a portion of the Brazilian taxes imposed on any such gains. U.S. Holders should consult their tax advisers as to whether these Brazilian taxes may be creditable against the U.S. Holder's U.S. federal income tax liability on foreign-source income from other sources.

        Instead of claiming a credit, a U.S. Holder may elect to deduct such Brazilian taxes in computing its taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits must apply to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

        The Brazilian IOF/Bond Tax and the IOF/Exchange Tax imposed on the deposit of common shares in exchange for ADSs and the cancellation of ADSs in exchange for common shares (as discussed above under "—Brazilian Tax Considerations") will not be treated as creditable foreign tax for U.S. federal income tax purposes. U.S. Holders should consult their tax advisers regarding the tax treatment of these taxes for U.S. federal income tax purposes.

        The rules governing foreign tax credits are complex and, therefore, U.S. Holders should consult their tax advisers regarding the availability of foreign tax credits in their particular circumstances.

Passive Foreign Investment Company Rules

        In general, a non-U.S. corporation will be a passive foreign investment company, or "PFIC," for any taxable year in which (1) 75% or more of its gross income consists of passive income, or (2) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For this purpose, passive income generally includes, among other things, dividends, rents, royalties and gains from the disposition of investment assets (subject to various exceptions).

        Based upon the composition of our gross income and gross assets and the nature of our business, we do not believe that we were a PFIC for U.S. federal income tax purposes for our 2011 taxable year. Our status in 2012 and future years will depend on our assets and activities in those years. We have no reason to believe that our assets or activities will change in a manner that would cause us to be classified as a PFIC, but there can be no assurance that we will not be considered a PFIC for any taxable year. We will determine our PFIC status promptly following the close of our 2012 taxable year and will address such determination in our Form 20-F for the 2012 taxable year.

        If we are a PFIC for any taxable year during which a U.S. Holder holds our common shares or ADSs, then, unless such holder makes a "mark-to-market" election (as discussed below), such holder generally will be subject to special and adverse tax rules with respect to any "excess distribution" that is received from us and any gain that is recognized from a sale or other disposition, including certain pledges, of our common shares or ADSs. For this purpose, distributions that a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions received by such holder during the shorter of the three preceding taxable years or the holder's holding period for our common shares or ADSs will be treated as an excess distribution. Under these rules:

  •
  the excess distribution or recognized gain will be allocated ratably over the U.S. Holder's holding period for our common shares or ADSs;

  •
  the amount of the excess distribution or recognized gain allocated to the current taxable year, and to any taxable years in the U.S. Holder's holding period prior to the first day of our first taxable year in which we were treated as a PFIC will be treated as ordinary income; and

  •
  the amount of the excess distribution or recognized gain allocated to each prior taxable year in which we were a PFIC will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

        If we are a PFIC for any taxable year during which a U.S. Holder holds our common shares or ADSs and any of our non-U.S. subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC (each such subsidiary, a "lower tier PFIC") for purposes of the application of these rules. United States Holders are urged to consult their tax advisers regarding the application of the PFIC rules to any of our subsidiaries.

        In addition, if we are a PFIC, special rules apply to the amount of foreign tax credits that a U.S. Holder may claim on a distribution from a PFIC and a U.S. Holder would not be eligible to claim a foreign tax credit for any Brazilian tax imposed on the disposition of our common shares or ADSs. Prospective purchasers should consult their own tax advisors regarding the application of such rules.

        If we are a PFIC for any taxable year during which a U.S. Holder holds our common shares or ADSs, then in lieu of being subject to the tax and interest charge rules discussed above, a U.S. Holder may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is "regularly traded" on a "qualified exchange." In general, our common shares or ADSs will be treated such as "regularly traded" for a given calendar year if more than a de minimis quantity of our common shares or ADSs, as the case may be, are traded on a qualified exchange on at least 15 days during each calendar quarter of such calendar year. Our ADSs are listed on the New York Stock Exchange, which is treated as a qualified exchange under the applicable Treasury Regulations. Our common shares are listed on the BM&FBOVESPA. However, no assurance can be given that our common shares or ADSs will be regularly traded for purposes of the mark-to-market election. In addition, because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

        In certain circumstances, a U.S. Holder of shares in a PFIC may avoid the adverse tax and interest-charge regime described above by making a "qualified electing fund" election to include in income its share of the corporation's income on a current basis. However, you may make a qualified electing fund election with respect to our common shares or ADSs only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

        If a U.S. Holder owns our common shares or ADSs during any year in which we are a PFIC, the U.S. Holder generally must file an Internal Revenue Service, or "IRS," Form 8621 with respect to our company, generally with the U.S. Holder's federal income tax return for that year.

Information Reporting and Backup Withholding

        Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding unless (1) the U.S. Holder is an exempt recipient or (2) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

        The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

        Pursuant to the Hiring Incentives to Restore Act of 2010 and recently promulgated temporary regulations thereunder, certain U.S. Holders who are individuals are required to report information relating to an interest in our common shares or ADSs, subject to certain exceptions (including an exception for our common shares or ADSs held in accounts maintained by financial institutions). U.S. Holders are urged to consult their tax advisers regarding the effect, if any, of this legislation on their ownership and disposition of our common shares or ADSs.

U.S. HOLDERS OF OUR COMMON SHARES OR ADSs SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE BRAZILIAN AND U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES OR ADSs BASED UPON THEIR PARTICULAR CIRCUMSTANCES.

 PLAN OF DISTRIBUTION

        We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

        The validity of our common shares and certain other matters of Brazilian law will be passed upon for us by Motta, Fernandes Rocha—Advogados, São Paulo, Brazil. Certain U.S. legal matters will be passed upon for us by White & Case LLP, New York, NY.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers Auditores Independentes is a member of the Regional Accounting Council (Conselho Regional de Contabilidade—CRC) of the State of São Paulo.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

        We are incorporated under the laws of Brazil. All of our directors and officers reside outside the United States. Substantially all of our assets are located in Brazil. As a result, it may not be possible (or it may be difficult) for you to effect service of process upon us or these other persons within the United States or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

        We have been advised by Motta, Fernandes Rocha—Advogados, our Brazilian counsel, that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against us, our directors and officers or certain advisors named herein obtained in the United States would be enforceable in Brazil upon confirmation of that judgment by the Superior Tribunal de Justiça (Superior Tribunal of Justice). That confirmation will only be available if the U.S. judgment:

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  fulfills all formalities required for its enforceability under the laws of the United States;

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  is issued by a court of competent jurisdiction after proper service of process on the parties, which must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of our absence has been given, as established pursuant to applicable law;

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  is not subject to appeal;

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  is for payment of a determined sum of money;

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  is authenticated by a Brazilian diplomatic office in the United States and is accompanied by a sworn translation into Portuguese; and

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  is not against Brazilian public policy, good morals or national sovereignty (as set forth in Brazilian law).

        We have been further advised by our Brazilian counsel that original actions may be brought in connection with this prospectus predicated solely on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the directors and officers and certain advisors named herein.

        In addition, a plaintiff, whether Brazilian or non-Brazilian, that resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure its payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant attorney's fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.